                                                                   EXHIBIT 15(A)


          ------------------------------------------------------------
          ------------------------------------------------------------


                                 LOAN AGREEMENT


                          Dated as of October 12, 2001


                                      among


                               JAKKS PACIFIC, INC.
                            FLYING COLORS TOYS, INC.
                             ROAD CHAMPS, INC. and
                           PENTECH INTERNATIONAL INC.

                       as joint and several co-Borrowers


                       the Lenders and the Issuing Lenders
                               referred to herein


                                       and


                              BANK OF AMERICA, N.A.
                             as Administrative Agent
                      for itself and for the other Lenders

                         BANC OF AMERICA SECURITIES LLC
                      Lead Arranger and Sole Book Manager

          ------------------------------------------------------------
          ------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

ARTICLE 1
    DEFINITIONS AND ACCOUNTING TERMS .................................     1
    1.1   Defined Terms ..............................................     1
    1.2   Use of Defined Terms .......................................    26
    1.3   Accounting Terms ...........................................    26
    1.4   Rounding ...................................................    26
    1.5   Exhibits and Schedules .....................................    27
    1.6   Miscellaneous Terms ........................................    27

ARTICLE 2
    LOANS AND LETTERS OF CREDIT ......................................    28
    2.1   Loans-General ..............................................    28
    2.2   Base Rate Loans ............................................    29
    2.3   Eurodollar Loans ...........................................    29
    2.4   Redesignation of Loans .....................................    29
    2.5   Letters of Credit ..........................................    30
    2.6   Voluntary Reduction of the Commitment ......................    33
    2.7   Rights to Assume Funds Available for Advances ..............    33
    2.8   Collateral .................................................    34

ARTICLE 3
    PAYMENTS AND FEES ................................................    35
    3.1   Principal and Interest .....................................    35
    3.2   Commitment Fees ............................................    36
    3.3   Letter of Credit Fees ......................................    36
    3.4   Upfront Fees ...............................................    36
    3.5   Capital Adequacy ...........................................    37
    3.6   Eurodollar Fees and Costs ..................................    37
    3.7   Post Default Interest and Late Payments ....................    39
    3.8   Right to Assume Payments Will be Made by the Borrowers .....    40
    3.9   Computation of Interest and Fees ...........................    40
    3.10  Non-Business Days ..........................................    40
    3.11  Manner and Treatment of Payments ...........................    40
    3.12  Funding Sources ............................................    41
    3.13  Failure to Charge Not Subsequent Waiver ....................    41
    3.14  Authority to Charge Account ................................    41
    3.15  Survivability ..............................................    41

                                       i-
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
ARTICLE 4
    REPRESENTATIONS AND WARRANTIES ...................................    42
    4.1   Accounts Receivable and Inventory ..........................    42
    4.2   Existence and Qualification; Power; Compliance With Laws ...    42
    4.3   Authority; Compliance With Other Agreements and Instruments
          and Government Regulations .................................    42
    4.4   No Governmental Approvals Required .........................    43
    4.5   Subsidiaries ...............................................    43
    4.6   Financial Statements .......................................    44
    4.7   No Other Liabilities; No Material Adverse Effect ...........    44
    4.8   Title to and Location of Property ..........................    44
    4.9   Intangible Assets ..........................................    44
    4.10  Governmental Regulation ....................................    45
    4.11  Litigation .................................................    45
    4.12  Binding Obligations ........................................    45
    4.13  No Default .................................................    45
    4.14  ERISA ......................................................    45
    4.15  Regulations T, U and X .....................................    46
    4.16  Disclosure .................................................    47
    4.17  Tax Liability ..............................................    47
    4.18  Projections ................................................    47
    4.19  Security Interests .........................................    47
    4.20  Hazardous Materials ........................................    47
    4.21  Material Contracts .........................................    48

ARTICLE 5
    AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION
    AND REPORTING REQUIREMENTS) ......................................    49
    5.1   Payment of Taxes and Other Potential Liens .................    49
    5.2   Preservation of Existence ..................................    49
    5.3   Maintenance of Properties ..................................    49
    5.4   Maintenance of Insurance ...................................    49
    5.5   Compliance With Laws .......................................    50
    5.6   Inspection Rights ..........................................    50
    5.7   Keeping of Records and Books of Account ....................    50
    5.8   Compliance With Agreements .................................    50
    5.9   Use of Proceeds ............................................    51
    5.10  Hazardous Materials Laws ...................................    51
    5.11  Acquisition Covenants ......................................    51
    5.12  Further Assurances .........................................    52
    5.13  Future Subsidiaries ........................................    53
    5.14  Deposit Accounts ...........................................    53



                                      ii-

ARTICLE 6
    NEGATIVE COVENANTS ...............................................    54
    6.1   Prepayment of Indebtedness .................................    54
    6.2   Disposition of Property ....................................    54
    6.3   Mergers ....................................................    54
    6.4   Acquisitions ...............................................    54
    6.5   Distributions ..............................................    54
    6.6   ERISA ......................................................    55
    6.7   Change in Name; Nature of Business .........................    56
    6.8   Indebtedness and Contingent Obligations ....................    56
    6.9   Liens; Negative Pledges; Sales and Leasebacks ..............    56
    6.10  Transactions with Affiliates ...............................    56
    6.11  Investments ................................................    57
    6.12  Leverage Ratio .............................................    57
    6.13  Quick Ratio ................................................    57
    6.14  Fixed Charge Coverage Ratio ................................    57
    6.15  Net Worth ..................................................    58
    6.16  Change of Location .........................................    58
    6.17  Use of Hazardous Materials .................................    58
    6.18  Clean Down .................................................    58
    6.19  The Lockbox Accounts .......................................    58

ARTICLE 7
    INFORMATION AND REPORTING REQUIREMENTS ...........................    59
    7.1   Financial and Business Information .........................    59
    7.2   Compliance Certificates ....................................    61

ARTICLE 8
    CONDITIONS .......................................................    62
    8.1   Conditions to the Initial Loans and Letters of Credit ......    62
    8.2   Any Increasing Loan ........................................    64

ARTICLE 9
    EVENTS OF DEFAULT AND REMEDIES ...................................    66
    9.1   Events of Default ..........................................    66
    9.2   Remedies Upon Event of Default .............................    68

ARTICLE 10
   THE ADMINISTRATIVE AGENT ..........................................    71
   10.1   Appointment and Authorization ..............................    71
   10.2   Delegation of Duties .......................................    71
   10.3   Liability of the Administrative Agent ......................    71


                                      iii-

   10.4   Reliance by Administrative Agent ...........................    72
   10.5   Notice of Default ..........................................    72
   10.6   Credit Decision ............................................    73
   10.7   Indemnification ............................................    73
   10.9   Successor Agents ...........................................    74
   10.10  Action by the Administrative Agent; Collateral Matters .....    75
   10.11  Proportionate Interest of the Lenders in Collateral ........    75

ARTICLE 11
   MISCELLANEOUS .....................................................    77
   11.1   Cumulative Remedies; No Waiver .............................    77
   11.2   Amendments; Consents .......................................    77
   11.3   Costs, Expenses and Taxes ..................................    78
   11.4   Nature of Lenders' Obligations .............................    79
   11.5   Survival of Representations and Warranties .................    79
   11.6   Notices ....................................................    79
   11.7   Execution of Loan Documents ................................    79
   11.8   Binding Effect; Assignment .................................    80
   11.9   Foreign Lenders and Participants ...........................    81
   11.10  Right of Setoff ............................................    82
   11.11  Sharing of Setoffs .........................................    82
   11.12  Indemnity by the Borrowers .................................    83
   11.13  Nonliability of the Creditor Parties .......................    83
   11.14  No Third Parties Benefited .................................    84
   11.15  Further Assurances .........................................    84
   11.16  Confidentiality ............................................    84
   11.17  Integration ................................................    85
   11.18  Severability of Provisions .................................    85
   11.19  Independent Covenants ......................................    85
   11.20  Headings ...................................................    85
   11.21  Arbitration Reference ......................................    85
   11.22  Environmental Indemnity ....................................    86
   11.23  Jurisdiction ...............................................    87
   11.24  Joint Borrower Provisions ..................................    88
   11.25  GOVERNING LAW ..............................................    88
   11.26  PURPORTED ORAL AMENDMENTS ..................................    88
   11.27  WAIVER OF JURY TRIAL .......................................    89


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
Exhibits

A     -    Assignment Agreement
B     -    Borrowing Base Certificate
C     -    Compliance Certificate
D     -    Request For Letter of Credit
E     -    Request For Loan
F     -    Request For Redesignation
G     -    Joint Borrower Provisions



Schedules

1.1   -    Inventory Locations
4.2   -    Options
4.5   -    Subsidiaries
4.8   -    Locations of Property
4.11  -    Litigation
4.14  -    Pension Plans
4.20  -    Hazardous Materials
4.21  -    Material Contracts
6.8   -    Existing Indebtedness
6.9   -    Existing Liens
6.10  -    Affiliate Transactions




                                       v-

                                 LOAN AGREEMENT

                          Dated as of October 12, 2001


            This LOAN AGREEMENT ("Agreement") is entered into by and among JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC., a Delaware corporation (collectively, the "Borrowers"), the lenders named on the signature pages hereof or which hereafter become parties hereto in accordance with Section 11.8, hereof, as the Lenders, and BANK OF AMERICA, N.A., as Administrative Agent for itself and for the other Lenders. While not a party hereto, BANC OF AMERICA SECURITIES LLC has acted as Lead Arranger and Sole Book Manager for the credit facilities described herein.


                                    RECITALS

            A. The Borrowers have requested the provision of certain credit facilities pursuant to this Agreement.

            B. The Borrowers are engaged in integrated operations that require financing on a basis permitting the availability of credit from time to time to each Borrower as required for the continued successful operation of each of them separately and their integrated operations collectively. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the successful operation of each Borrower is dependent on the continued successful performance of the functions of the integrated group.

            In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  "Acquisition" means any transaction, or any series of related transactions, by which any Borrower and/or any Subsidiary of such Borrower directly or indirectly (i) acquires any business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the Securities of a


                                       1-
      corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a majority of the ownership interest in any partnership or joint venture.


                  "Administrative Agent" means Bank of America, when acting in its capacity as Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

                  "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to the Borrowers and the Lenders.

                  "Advance" means any advance made or to be made by any Lender under its Pro Rata Share, and includes each Base Rate Advance and each Eurodollar Rate Advance.

                  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the Securities having ordinary voting power for the election of directors or other governing body of a corporation (other than Securities having such power only by reason of the happening of a contingency), or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person), will be deemed to control such corporation or other Person.

                  "Agent Related Persons" means Bank of America and any successor Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                  "Agreement" means this Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

                  "Approved Customers" means the following customers of the Borrowers, each of whom shall, for the period in which their senior unsecured debt securities are rated not lower than Ba1 by Moody's Investors Service, Inc. and BB+ by Standard & Poors Rating Service (a Division of McGraw, Hill, Inc.), have the following concentration limits (as described in clause (k) of the definition of "Eligible Accounts"):



                                       2-

                  Walmart                                   30%
                  Dayton Hudson Corporation (Target)        30%
                  Kmart                                     20%
                  Toys-R-Us                                 20%


                  "Approved Swap Agreement" means each interest rate, currency or other similar swap or hedging agreement between any one or more of the Borrowers and any Lender, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended, replaced or supplanted.

                  "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit A.

                  "Availability Reserves" means such reserves against borrowing availability under the Commitment as the Administrative Agent or the Requisite Lenders may establish from time to time in the exercise of their reasonable credit judgment, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord's liens, inventory shrinkage, dilution, custom charges, warehousemen's or bailee's charges, and for the amount of estimated maximum exposure, as determined by the Administrative Agent from time to time, under any interest rate contracts which Borrower enters into with any Lender (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

                  "Bank of America" means Bank of America, N.A., its successors and assigns.

                  "Base Rate" means, as of any date of determination, the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus .50%.

                  "Base Rate Advance" means each Advance made by a Lender designated as a Base Rate Advance in accordance with Article 2.

                  "Base Rate Loan" means a Loan made hereunder and designated as a Base Rate Loan in accordance with Article 2.

                  "Base Rate Margin" means (a) for the initial Pricing Period, 0.25% per annum, and (b) for each subsequent Pricing Period, the interest rate per annum set forth in the matrix below opposite the Leverage Ratio in effect as of the last day of the Fiscal Quarter ending two months prior to the first day of such Pricing Period:


                                       3-

            Leverage Ratio                         Base Rate Margin
            --------------                         ----------------
            Less than or equal to 1.25:1.00              0.25%

            Greater than 1.25:1.00 but less than
            or equal to 1.50:1.00                        0.50%

            Greater than 1.50:1.00                       0.75%

                  "Borrower Security Agreement" means a security agreement in favor of the Administrative Agent for the benefit of the Lenders executed by the Borrowers on the Closing Date, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                  "Borrowers" means the persons listed as such in the preamble to this Agreement, their successors and permitted assigns.

                  "Borrowers Quick Ratio" means, as of each date of determination thereof, the ratio of (a) the sum of (i) the market value of the Borrowers' combined Cash, Cash Equivalents and marketable Securities on that date, plus (ii) the gross amount of the Borrowers' trade accounts receivable on that date, to (b) the Borrowers' combined current liabilities, determined in accordance with Generally Accepted Accounting Principles, as of that date, plus the aggregate outstanding Obligations as of that date.

                  "Borrowing Base" means, as of each date of determination, the sum of:

            (a) up to 70% times the balance due with respect to the Eligible Accounts as of that date, provided that the Administrative Agent or the Requisite Lenders may determine, in the exercise of their reasonable credit judgment, to reduce the advance rate against Eligible Accounts stated above from time to time in response to excess dilution of the Eligible Accounts or other factors that could reasonably be expected to impair collection of the full amount of the Eligible Accounts; and

            (b) the Inventory Advance Rate times the value of Eligible Inventory as of that date, provided that the amount resulting from this clause (b) shall not be in excess of up to 20% of the aggregate Borrowing Base.

                  "Borrowing Base Certificate" means each Borrowing Base Certificate delivered by the Borrowers pursuant to Section 7.1(a), each of which shall be substantially in the form of Exhibit B.

                  "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California.



                                       4-

                  "Capital Expenditure" means any expenditure during any fiscal period that is considered a capital expenditure under Generally Accepted Accounting Principles, consistently applied, including any amount that is required to be treated as an asset subject to a Capital Lease.

                  "Capital Lease" means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

                  "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

                  "Cash Equivalents" means:

                  (a)   direct obligations of the United States government;

                  (b) commercial paper that is rated P-1 or higher by Moody's Investors Service, Inc. or A-1 or higher by Standard and Poor's Corporation and that is issued by issuers whose long term unsecured debt rating is A1/A+ or better and that have not been identified by either rating agency as an issuer whose rating is likely to be downgraded;

                  (c) banker's acceptances and certificates of deposit of any Lender or any United States bank whose total assets are at least $10,000,000,000 and whose senior long term debt is rated A2/A or higher by Moody's Investors Service, Inc. and Standard and Poor's Corporation; and

                  (d) repurchase obligations, Dollar investments in money market funds, and tax exempt municipal notes, provided that the debt ratings and/or standings of the issuers thereof are comparable in quality to those set forth in clauses (b) and (c) above;

      provided that such Cash Equivalents that are not money market funds must have remaining maturities not in excess of 180 days, and such Cash Equivalents that are money market funds must have average remaining maturities not in excess of 180 days and be able to be withdrawn by the Borrowers upon demand.

                  "Cash Proceeds" means (a) the gross cash payments (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received) received from any sale, transfer, exchange or other disposition of assets and (b) the gross cash consideration received from or upon the sale or other disposition of any asset received, directly or indirectly, in exchange for the asset which is the subject of that sale, transfer, exchange or disposition.



                                       5-

                  "Certificate of a Responsible Official" means a certificate signed by a Responsible Official of the Person providing the certificate.

                  "Change in Control" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 25% or more of the outstanding common stock or any other class of stock of the Company having ordinary voting power, (b) the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into the Company pursuant to a transaction in which the outstanding common stock of the Company is changed into or exchanged for cash, Securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 25% or more of Common Stock or that the Persons who were the holders of Common Stock immediately prior to the transaction hold less than 66 2/3% of the common stock of the surviving corporation after the transaction, (c) during any period of 24 consecutive months, individuals who at the beginning of such period were directors of the Company (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office or (d) a "change in control" as defined in any document governing Indebtedness of the Company or any of its Subsidiaries in excess of $5,000,000 which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.

                  "Clean Down Period" means a period of 30 consecutive days, beginning on or after January 1 and ending on or before March 31 in each year, during which the aggregate principal amount of the outstanding Obligations is to be reduced to an amount which is not greater than $30,000,000 and maintained below $30,000,000 for the entirety of such period.

                  "Closing Date" means the Business Day on which the consummation of all of the transactions contemplated in Section 8.1 occurs.

                  "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

                  "Collateral" means, collectively, all of the collateral subject to the Liens, or intended to be subject to the Liens, created by the Collateral Documents.



                                       6-

                  "Collateral Documents" means, collectively, the Borrower Security Agreement, the Guarantor Security Agreement, the Pledge Agreement, the Lockbox Account Agreement, and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by the Borrowers or any of their Subsidiaries to secure the Obligations.

                  "Commission" means the Securities and Exchange Commission.

                  "Commitment" means the commitment by Lenders to make revolving Loans to the Borrowers and to issue Letters of Credit in an aggregate principal amount, subject to Section 2.6, not to exceed $50,000,000.

                  "Commitment Fee Rate" means (a) for the initial Pricing Period, 0.375% per annum, and (b) for each subsequent Pricing Period, the rate per annum set forth in the matrix below opposite the Leverage Ratio in effect as of the last day of the Fiscal Quarter ending two months prior to the first day of such Pricing Period:

            Leverage Ratio                      Commitment Fee Rate
            --------------                      -------------------

            Less than or equal to 1.50:1.00           0.375%

            Greater than 1.50:1.00                    0.50%.


                  "Company" means JAKKS Pacific, Inc.

                  "Compliance Certificate" means a certificate in the form of Exhibit C, properly completed and signed by a Senior Officer of each of the Borrowers and delivered to the Administrative Agent.

                  "Consolidated Quick Ratio" means, as of each date of determination thereof, the ratio of (a) the sum of (i) the market value of the Company's consolidated Cash, Cash Equivalent and marketable Securities on that date, plus (ii) the gross amount of the Company's consolidated trade accounts receivable on that date, to (b) the Company's consolidated current liabilities, determined in accordance with Generally Accepted Accounting Principles, as of that date, plus the aggregate outstanding Obligations as of that date.

                  "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person,


                                       7-

      (b) contingent reimbursement obligations in respect of any letter of credit, including a Letter of Credit, or (c) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person, or any "keep-well", "take-or-pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person so obligated.

                  "Contractual Obligation" means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

                  "Creditor Parties" means, collectively the Administrative Agent, the Issuing Lenders, Bank of America, in its capacity as a party to the Approved Swap Agreement, and the Lenders.

                  "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

                  "Default" means any event that, with the giving of any applicable notice or passage of time set forth in Section 9.1, or both, would be an Event of Default.

                  "Default Rate" means the rate of interest specified in Section 3.7.

                  "Designated Eurodollar Market" means, with respect to any Eurodollar Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of the Requisite Lenders, provided that the Designated Eurodollar Market shall not be changed (i) without notice to the Borrowers from the Administrative Agent or (ii) with respect to any Eurodollar


                                       8-

      Loan requested by a Borrower, prior to the making of that Eurodollar Loan unless consented to by that Borrower.

                  "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions (including by means of a sale-leaseback transaction) of any asset, or group of related assets, of any Borrower or of any Subsidiary of a Borrower (a) which asset or assets constitute a line of business or substantially all the assets of such Borrower or Subsidiary or (b) the aggregate amount of the Cash Proceeds of such assets is more than $500,000, other than (i) inventory or other assets sold or otherwise disposed of in the ordinary course of business of such Borrower or Subsidiary, (ii) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or within 90 days thereafter is acquired, by such Borrower or Subsidiary and (iii) obsolete assets no longer useful in the business of such Borrower or Subsidiary whose carrying value on the books of such Borrower or Subsidiary is zero or de minimus.

                  "Distribution" means, (i) with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity Security issued by a Person (other than pursuant to the terms of Indebtedness which is convertible into or exchangeable for capital stock or any other equity Security), (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such Security, (b) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property (other than common stock or any other equity Security of such Person) on or with respect to any such Security, (c) any Investment by such Person in the holder of any such Security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such Security, and (ii) any payment in respect of Indebtedness owed by any Borrower to any other Borrower, Affiliate or shareholder thereof, or Person not dealing at arm's length with any such Borrower, Affiliate or Person, which is not expressly permitted by this Agreement.

                  "Dollars" or the symbol "$" means United States dollars.

                  "Domestic Subsidiary" means each Subsidiary of the Company organized under the laws of the United States or any subdivision thereof.

                  "EBITDA" means, for any fiscal period, Net Income, plus to the extent deducted in arriving at Net Income, (i) income tax expense, (ii) gross interest expense, plus (iii) depreciation, plus (iv) amortization (or minus non-cash gains or reserve reversals), minus (v) extraordinary cash income/gains (except to the extent of any corresponding extraordinary cash losses incurred during the same period), minus (vi) gains (or plus losses) on sales of fixed assets.



                                       9-

                  "Eligible Accounts" means, as of any date of determination and as to each Borrower, the aggregate book value of the accounts receivable of that Borrower as to which the Administrative Agent holds a first priority perfected security interest, provided that such accounts receivable:

            (a)   arose in the ordinary course of business of that Borrower;

            (b) represent amounts owed for services rendered or goods delivered;

            (c) have been the subject of an invoice submitted to the relevant account debtor within five days of the date of shipment of the related goods or the rendering of the related services;

            (d) are due and payable within 90 days of the issuance of the invoice;

            (e) are not more than 60 days past due (nor more than 90 days from the issuance of the invoice);

            (f) do not represent amounts owed to that Borrower for goods shipped on a consignment or "bill and hold" basis;

            (g) do not have as the account debtor a Person that is the subject of any pending proceeding under any Debtor Relief Law;

            (h) do not have as the account debtor any Governmental Agency or any Affiliate, officer or employee of the Borrowers or their Subsidiaries;

            (i) do not have as the account debtor a Person located outside the United States and Canada, unless the payment of such accounts receivable are secured by an acceptable letter of credit issued to that Borrower by a bank reasonably acceptable to the Requisite Lenders;

            (j) do not include any account receivable due from an account debtor or their Affiliates if 25% or more of the aggregate accounts receivable due from that account debtor do not qualify as "Eligible Accounts" hereunder;

            (k) do not include any account receivable which, when added to all other accounts receivable owing from the respective account debtor, causes the total of all accounts receivable owing from that account debtor to exceed 10% of all accounts receivable from all account debtors, provided that as to the Approved Customers, the limit expressed in this clause (k) shall be increased to the amounts set forth in the definition thereof;



                                      10-

            (l) do not include any account receivable which is subject to any known or asserted offset, counterclaim or defense, or with respect to which the account debtor has disputed its liability;

            (m) do not include the amount of any contra accounts with respect to an account debtor as a result of amounts owing from the Borrowers to such account debtor;

            (n) do not include any account receivable which is unenforceable unless a future condition is met, including any accounts receivable arising out of cash-on-delivery sales, consignments or guaranteed sales;

            (o) do not include accounts receivable which are evidenced by any promissory note or other instrument;

            (p) have not been the subject of a "rebilling" or any other re-invoicing of such account receivable submitted to the relevant account debtor on a date which is more than 30 days following the date upon which the initial invoice with respect to such account receivable was submitted to that account debtor;

            (q) have not otherwise been objected to by the Requisite Lenders in the exercise of their reasonable discretion for a reason which is not the express subject matter of any of clauses (a) through (p) above.

                  "Eligible Assignee" means, as to each assignment by a Lender under Section 11.8, (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.9.



                                      11-

                  "Eligible Inventory" means, as of any date of determination and as to each Borrower, the value, as determined in accordance with Generally Accepted Accounting Principles based on the lesser of cost or market value, of the finished goods inventory of that Borrower, excluding:

                  (a) finished goods inventory that is subject to any Lien,
            other than any Lien in favor of the Administrative Agent;

                  (b) finished goods inventory that is damaged, defective,
            unsalable, slow-moving (being items that did not have any sales activity during the last six months) or otherwise unfit for use;

                  (c) inventory consisting of work-in-process, packaging
            materials, pallets, bags, boxes, capitalized depot freight and handling costs or supplies, or discontinued inventory;

                  (d) inventory which is (i) located at locations other than those described on Schedule 1.1 or such other locations of which the Borrowers have advised the Administrative Agent in writing;

                  (e) inventory covered by a negotiable document of title which has not been delivered to the Administrative Agent in pledge;

                  (f) inventory other than that which is held for sale or use in the ordinary course of such Borrower's business and is of good and merchantable quality;

                  (g) inventory which has been placed on consignment; and

                  (h) finished goods inventory that has otherwise been objected to by the Requisite Lenders in the exercise of their reasonable discretion for a reason which is not the express subject matter of any of clauses (a) through (g) above.

                  "Enforcement or Remedial Action" shall mean any step taken by any Person to enforce compliance with or to collect or impose penalties, fines or other sanctions provided by any Environmental Law.

                  "Environmental Claims" means all claims, however asserted, by any Governmental Agency or other Person alleging potential liability or responsibility for violation of any Environmental Law, or any Enforcement or Remedial Action or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting


                                      12-
      from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrowers.

                  "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes together with all administrative orders, directed duties, policies, notices, decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Agencies, in each case relating to, regulating or imposing liability or standards of conduct regarding environmental, health, safety, project liability and land use matters (including matters related to air and water quality, the handling, transportation, storage, treatment, usage or disposal of Hazardous Materials, air emissions, noise control, industrial hygiene, zoning, and land-use permits) including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

                  "ERISA Affiliate" means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

                  "Eurodollar Base Rate" means, with respect to any Eurodollar Loan, the average per annum interest rate at which Dollar deposits would be offered for the applicable interest period by major banks in the Designated Eurodollar Market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two Eurodollar Business Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by the Administrative Agent. The Administrative Agent's determination of the Eurodollar Base Rate shall be conclusive in the absence of manifest error.

                  "Eurodollar Business Day" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.



                                      13-

                  "Eurodollar Lending Office" means, as to each Lender, its office or branch so designated by written notice to the Borrowers and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

                  "Eurodollar Loan" means a Loan made hereunder and designated as a Eurodollar Loan in accordance with Article 2.

                  "Eurodollar Market" means a regular, established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

                  "Eurodollar Period" means:

                  (a) as to each Eurodollar Loan, the period commencing on the date specified by the Borrowers pursuant to Section 2.1(c) and ending one, two, three or six months thereafter, as specified by the Borrowers in the applicable Request for Loan; provided that:

                        (i) The first day of any Eurodollar Period shall be a Eurodollar Business Day;

                        (ii) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Business Day; and

                        (iii) No Eurodollar Period shall extend beyond the
            Maturity Date.

                  "Eurodollar Rate" means, with respect to any Eurodollar Loan, the interest rate (rounded upward to the next 1/16 of 1%) determined to be equal to the Eurodollar Base Rate divided by the sum of 1 minus the Eurodollar Reserve Percentage.

                  "Eurodollar Rate Advance" means each Advance made by a Lender designated as a Eurodollar Rate Advance in accordance with Article 2.

                  "Eurodollar Rate Margin" means (a) for the initial Pricing Period, 1.50% per annum, and (b) for each subsequent Pricing Period, the interest rate per annum set forth in the matrix below opposite the Leverage Ratio in effect as of the last day of the Fiscal Quarter ending two months prior to the first day of such Pricing Period:



                                      14-

            Leverage Ratio                         Eurodollar Rate Margin
            --------------                         ----------------------

            Less than or equal to 1.25:1.00                 1.50%

            Greater than 1.25:1.00 but less than
            or equal to 1.50:1.00                           1.75%

            Greater than 1.50:1.00                          2.00%.

                  "Eurodollar Reserve Percentage" means, with respect to any Eurodollar Loan, as of the date of determination of the Eurodollar Base Rate for that Eurodollar Loan, the total of the maximum reserve percentages for determining the reserves to be maintained, if any, by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Regulation D, having a term equal (or as nearly as practicable equal) to the Eurodollar Period of such Eurodollar Loan, rounded upward to the nearest 1/100 of 1%. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

                  "Event of Default" shall have the meaning provided in Section 9.1.

                  "Federal Funds Rate" means, as of any date of determination, a fluctuating interest rate per annum equal to the federal funds effective rate for the previous Business Day as quoted by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                  "Fiscal Quarter" means the fiscal quarter of the Borrowers ending on each March 31, June 30, September 30 and December 31.

                  "Fiscal Year" means the fiscal year of the Borrowers ending on each December 31.

                  "Fixed Charge Coverage Ratio" means, as of each date of determination, the ratio of (a) EBITDA for the twelve month period ending on that date minus Capital Expenditures made in cash during the same period (net of any portion thereof representing amounts expended using funds received from insurance proceeds, trade-in allowances or the sale of similar assets being replaced), and minus state and federal income taxes paid in cash during that period, to (b) Interest Expense paid in cash during that period, plus the amount of payments of principal scheduled to be made by the Company and its Subsidiaries with


                                      15-
      respect to Indebtedness during the twelve month period following the date of determination (other than any intercompany Indebtedness), plus an amount equal to 20% of the average principal amount of the Commitment during such period, plus any Distributions made by the Company during that period.

                  "Foreign Subsidiary" means each Subsidiary of the Company which is not organized under the laws of the United States or any subdivision thereof.

                  "Funded Debt" means, for any fiscal period, the sum without duplication of the Company's consolidated (i) liabilities for borrowed money (excluding all Subordinated Obligations), (ii) interest bearing obligations, (iii) obligations under Capital Leases, (iv) obligations to reimburse the issuer of any letter of credit (including any Letter of Credit issued by any Issuing Lender under this Agreement) for amounts drawn or which may be drawn under such letters of credit, other than Letters of Credit issued for the importation or purchase of goods, (v) any obligation to the extent secured by a Lien on the assets of the Company or any of its Subsidiaries, and (vi) all guaranties of financial obligations issued by the Company or any of its Subsidiaries.

                  "Funding Account" means account no. 14590-08406 maintained by the Borrowers with Bank of America, or any other account designated by the Borrowers and reasonably acceptable to the Administrative Agent.

                  "Generally Accepted Accounting Principles" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

                  "Government Securities" means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

                  "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or
      (c) any court, administrative tribunal or public utility.

                  "Guarantor" means, each now existing or hereafter acquired Domestic Subsidiary of the Company which is not a Borrower.



                                      16-

                  "Guarantor Security Agreement" means the security agreement to be executed and delivered on the Closing Date by each of the Guarantors, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                  "Guaranty" means the continuing guaranty of the Obligations to be executed and delivered pursuant to Article 8 by each of the Guarantors, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

                  "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

                  "Indebtedness" means, as to any Person, without duplication,
      (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any payment obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any payment obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) payment obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (h) any obligations of such Person under a Swap Agreement.

                  "Intangible Assets" means, as of any date of determination, the intangible assets of the Borrowers and their Subsidiaries, including goodwill, patents, trademarks, trade names, organization expense, capitalized acquisition expenses, deferred research and development costs and deferred marketing expense, deferred tax assets and money due from Affiliates, officers, directors or shareholders of the Borrowers and their Subsidiaries.

                  "Interest Expense" means, as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting


                                      17-

      Principles, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, in each case determined for the Company and its Subsidiaries on a consolidated basis.

                  "Inventory Advance Rate" means 20% provided that (a) the Inventory Advance Rate shall be 30% for the determinations of the Borrowing Base made as of the last Business Days of April, May, September, October and November in each year, and (b) the Administrative Agent or the Requisite Lenders may determine, in the exercise of their reasonable credit judgment based upon their review of any audit or appraisal of the Inventory, to reduce the Inventory Advance Rate from time to time.

                  "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

                  "Issuing Lenders" means Bank of America, BNP Paribas and any other Lender which expressly agrees to perform all of the obligations that, by the terms of this Agreement, are required to be performed by an Issuing Lender hereunder, in each case when acting in its capacity as issuer of any Letter of Credit.

                  "Laws" means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

                  "Lenders" means Bank of America, each of the banks, financial institutions or institutional lenders listed on the signature pages hereto and each other Lender which hereafter becomes a party hereto pursuant to
      Section 11.8.

                  "Letter of Credit" means a commercial letter of credit or standby letter of credit issued by an Issuing Lender for the account of a Borrower in the ordinary course of its business.

                  "Letter of Credit Usage" means, at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing or payment under issued and outstanding Letters of Credit issued pursuant to the Commitment, plus (ii) the aggregate amount of all drawings honored or payments made by the Issuing Lenders under such Letters of Credit and not reimbursed by the Borrowers.



                                      18-

                  "Leverage Ratio" means, as of each date of determination thereof, the ratio of (a) Funded Debt as of that date, to (b) EBITDA for the twelve month period ending on that date.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

                  "Loan" means any group of Advances made at any one time under the Commitment by the Lenders pursuant to Article 2.

                  "Loan Documents" means, collectively, this Agreement, the Collateral Documents, the Guaranty, each Request for Loan, each Request for Letter of Credit, each Request for Redesignation, each Letter of Credit, the Subordination Agreements, each Compliance Certificate, each Approved Swap Agreement, and any other certificates, documents or agreements to, with or for the benefit of the Creditor Parties, of any type or nature heretofore or hereafter executed and delivered by the Borrowers or any of their Subsidiaries or Affiliates to the Creditor Parties in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

                  "Lockbox Account" means, as to each Borrower, an account in the name of the Administrative Agent at Bank of America, into which the proceeds of all trade accounts receivable of that Borrower is to be deposited in accordance with Section 6.20.

                  "Lockbox Account Agreement" means the Lockbox Account Agreement executed by each of the Borrowers and the Guarantors on the Closing Date to govern the Lockbox Account, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

                  "Material Adverse Effect" means any set of circumstances or events which (a) has or may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has or may reasonably be expected to have a materially adverse effect on the condition (financial or otherwise) or business operations of the Borrowers and their Subsidiaries, taken as a whole, or the prospects of the Borrowers and their Subsidiaries, taken as a whole,
      (c) materially impairs or may reasonably be expected to materially impair the ability of the Borrowers and their Subsidiaries, to perform their Obligations or (d) materially impairs or may reasonably be expected to


                                      19-
      materially impair the ability of the Creditor Parties to enforce their legal remedies pursuant to the Loan Documents.

                  "Material Contract" means each agreement specified on Schedule
      4.21 and each other each other contract or agreement to which any Borrower is a party, contemplating annual payments or receipts of monies, or the exchange of Property having a value in excess of $500,000, other than supply contracts for which the amount shall be $10,000,000.

                  "Maturity Date" means October 10, 2004.

                  "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

                  "Negative Pledge" means any covenant binding on any Borrower or any current or future guarantor of the Obligations that prohibits the creation of Liens on any Property of any of the Borrowers or of any such guarantor to the Creditor Parties or prohibiting the granting of any such covenant to any of the Creditor Parties.

                  "Net Cash Proceeds" means, with respect to any sale, transfer or other disposition of Property, the Cash Proceeds received by any of the Borrowers or by any Subsidiary of any of the Borrowers upon such sale, transfer or other disposition minus, (a) the actual expenses of such sale paid or payable by any of the Borrowers or by any Subsidiary of any of the Borrowers in connection with such sale, transfer or other disposition (including any lease cancellation expenses, license termination fees, penalties or other costs associated therewith), (b) any amount paid or payable by the transferor to retire existing Liens on the Property sold, and (c) an amount representing the taxes (other than income taxes) reasonably estimated by the Borrowers to be payable by any of the Borrowers or Subsidiary thereof with respect to such sale, transfer or other disposition.

                  "Net Income" means, for any fiscal period, the consolidated net income of the Company and its Subsidiaries (for clarity, exclusive of the income of THQ and other joint venturers), determined in accordance with Generally Accepted Accounting Principles, consistently applied.

                  "Net Worth" means, as of each date of determination, the consolidated net worth of the Company as of that date, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

                  "Obligations" means all present and future obligations of every kind or nature of the Borrowers or any Party at any time and from time to time owed to any of the Creditor Parties under any of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations


                                      20-
      of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any of the Borrowers or any Affiliate of any of the Borrowers.

                  "Party" means each party to the Loan Documents other than the Creditor Parties.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

                  "Pension Plan" means any "employee pension benefit plan" that is subject to Title IV of ERISA and which is maintained for employees (or former employees) of any of the Borrowers or of any ERISA Affiliate of any of the Borrowers, other than a Multiemployer Plan.

                  "Permitted Acquisition" means an Acquisition by the Company or any of its Domestic Subsidiaries (as applicable, the "Acquiror") of another Person which will be a Domestic Subsidiary engaged in the same or a similar line of business as that of the Company and its Subsidiaries (the "Target"), provided that: (i) such Acquisition shall have been approved by the board of directors of the Target (i.e., such Acquisition shall not be "hostile"); (ii) upon the closing of such Acquisition, the Administrative Agent shall be granted a first-priority security interest in all assets of the Target, subject only to Permitted Encumbrances; (iii) the Administrative Agent shall have received and been satisfied with its review of a completed Environmental Assessment and Questionnaire with respect to the real property of the Target not later than ten Business Days prior to the estimated date of the consummation of the Acquisition;
      (iv) upon the completion of the Acquisition, the Company and its Domestic Subsidiaries shall own not less than 80% of the voting stock of the Target (with the remaining voting stock owned by management of the Target or the former owners thereof), (v) not more than $5,000,000 in assets of all Targets, in the aggregate, shall be located outside of the United States of America, and (vi) no Default or Event of Default shall exist at the time of such Acquisition or after giving effect thereto.

                  "Permitted Encumbrances" means:

                  (a) Inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate reserves have been set aside and which are being or will be, within 30 days, contested in good faith by appropriate proceedings diligently pursued and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;



                                      21-

                  (b) Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings diligently pursued and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

                  (c) easements, exceptions, reservations, covenants, conditions, restrictions, and assessment Liens arising thereunder, operating agreements, or other agreements granted, reserved or entered into before or after the date hereof for the purpose of ingress, egress, parking, encroaching, pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water and sewerage, dikes, canals, ditches, the removal of oil, gas, coal or other minerals, use, operation, repair, maintenance and reconstruction, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

                  (d) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

                  (e)   statutory Liens, other than those described in clauses
      (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings diligently pursued, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

                  (f) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, that do not exceed $100,000 in the aggregate at any time outstanding, including Liens of judgments thereunder which are not currently dischargeable;

                  (g) Liens consisting of deposits of Property to secure statutory obligations of any of the Borrowers or of any Subsidiary of any of the Borrowers in the ordinary course of its business;

                  (h) Liens created by or resulting from any litigation or legal proceeding involving any of the Borrowers or any Subsidiary of any of the Borrowers in the ordinary course of its business which are currently being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves have been set aside, and


                                      22-
      such Liens are discharged or stayed within 30 days of creation and no Property is subject to a material risk of loss or forfeiture.

                  "Permitted Joint Ventures" means Investments by the Company or any of its Domestic Subsidiaries in less than 67% of the voting stock of another Person engaged in the same or a similar line of business as that of the Company and its Subsidiaries.

                  "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or otherwise.

                  "Pricing Period" means (a) the period beginning on the Closing Date and ending on November 30, 2001, and (b) each of the succeeding three month periods beginning on the first day of each June, September, December and March.

                  "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America as its "Prime Rate." The Prime Rate is set by Bank of America based on various factors, including Bank of America's costs and desired returns, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans at, above or below its Prime Rate. Any change in the Prime Rate shall take effect on the day specified in the public announcement of such change.

                  "Pro Rata Share" means, with respect to each Lender, the percentage of the Commitment held by that Lender from time to time. The dollar amount of the Commitment which is equal to the Pro Rata Share of each Lender as of the Closing Date is set forth on that Lender's signature page to this Agreement.

                  "Projections" means the projected financial information prepared by the Borrowers and included in the Confidential Offering Memorandum dated April, 2001.

                  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "Regulations D, T, U and X" means Regulations D, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

                  "Request for Letter of Credit" means a written request for a Letter of Credit, substantially in the form of Exhibit D, together with the standard form of application for letters of credit used by the relevant Issuing Lender, signed by a Responsible Official of each Borrower and properly completed to provide all information to be included therein.



                                      23-

                  "Request for Loan" means a written request for a Loan, substantially in the form of Exhibit E, signed by a Responsible Official of each Borrower and properly completed to provide all information required to be included therein.

                  "Request for Redesignation" means a written request to continue or redesignate a Loan substantially in the form of Exhibit F, signed by a Responsible Official of each Borrower and properly completed to provide all information required to be included therein.

                  "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                  "Requisite Lenders" means as of any date of determination, Lenders having in the aggregate 66-2/3% or more of the Commitment then in effect or, following termination of the Commitment, owning or holding, in the aggregate, 66-2/3% of the aggregate principal amount of the Loans and the Letter of Credit Usage outstanding on such date, provided that when there are fewer than three Lenders, "Requisite Lenders" shall mean all of the Lenders.

                  "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

                  "Right of Others" means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

                  "Securities" means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness (other than commercial obligations incurred in the ordinary course of business), limited partnership interests, limited liability company membership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.



                                      24-

                  "Senior Officer" means the (a) President, (b) Vice President,
      (c) Chief Financial Officer, (d) Chief Executive Officer or (e) Treasurer of a Person or the persons performing the equivalent functions.

                  "Special Eurodollar Circumstance" means the application or adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of that Lender.

                  "Standby Letter of Credit" means each Letter of Credit which is issued hereunder for a purpose other than the support of the purchase of goods by the Company and its Subsidiaries.

                  "Subordinated Obligations" means unsecured Indebtedness of the Company that is subordinated to the Obligations (and to any other Indebtedness which in form or substance refinances the Obligations), all of the provisions of which (including amount, maturity, amortization, interest rate, covenants, defaults, remedies and subordination), have been approved in writing as to form and substance by the Administrative Agent with the written consent of the Requisite Lenders, and in any event (and without limitation on the foregoing) having the following attributes:

                  (a) such Indebtedness shall be the obligation solely of the Company, and no Subsidiary shall have any direct or contingent obligations with respect thereto;

                  (b) the subordination provisions of such Indebtedness shall provide for a 180-day remedies standstill (which may be invoked by the Administrative Agent not more frequently than once each year);

                  (c) the interest rate payable with respect to such Indebtedness shall not exceed 12% per annum;

                  (d) no reductions to the principal balance thereof shall be required prior to maturity, and the maturity thereof shall not be earlier than six months following the Maturity Date; and

                  (e) none of the representations, warranties, covenants, defaults or other provisions thereof shall be more onerous to the Company and its Subsidiaries than those provided for herein.



                                      25-

                  "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the Securities having ordinary voting power for the election of directors or other governing body (other than Securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer and of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of their Subsidiaries.

                  "Swap Agreements" means one or more written agreements between a Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate or currency risk protection with respect to any Indebtedness.

                  "Target" means the Person which is the subject of any Permitted Acquisition.

                  "Target Adjusted EBITDA" means, in respect of any Target, the EBITDA of such Target (determined as if it were already a party hereto), after making adjustments thereto to eliminate excess owner compensation and other items permitted under Regulation S-X of the Commission.

                  "Termination Event" means (a) a "reportable event" as defined in Section 4043 of ERISA (other than a "reportable event" that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of either of the Borrowers or any of their ERISA Affiliates from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which, in any such case as aforesaid, might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

                  "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).



                                      26-

                  "Trademark Security Agreement" means the Trademark Security Agreement executed by the Borrowers in favor of the Administrative Agent for the benefit of the Lenders on the Closing Date, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                  "Unrelated Person" means any Person other than (a) Persons owning 10% or more of the common stock of the Company as of the Closing Date, and (b) any employee stock ownership plan or other employee benefit plan covering the employees of a member of the Company and its Subsidiaries.

                  "Wholly-Owned Subsidiary" means a Subsidiary of a Borrower, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by such Borrower, except for director's qualifying shares required by applicable Laws.

            1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

            1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.10 through 6.15 would then be calculated in a different manner or with different components, the Borrowers and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrowers' financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles.

            1.4 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

            1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, amended or supplanted are incorporated herein by this reference.

            1.6 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also


                                      27-
apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.



                                      28-

                                    ARTICLE 2
                           LOANS AND LETTERS OF CREDIT

            2.1   Loans-General.

                  (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share, make Advances to the Borrowers under the Commitment in such amounts as the Borrowers may request; provided that:

                  (i) giving effect to the requested Loan, (A) the sum of the aggregate outstanding principal balance of the Loans plus the Letter of Credit Usage shall not exceed (B) the lesser of the Borrowing Base, less any Availability Reserves, or the Commitment; and

                  (ii) no Loans may be requested which would result in the sum of the aggregate outstanding principal balance of the Loans plus the Letter of Credit Usage being in excess of $30,000,000 if the effect thereof would be to eliminate the possibility that a Clean Down Period would occur when required.

      Subject to the limitations set forth herein (including, without limitation, the requirements of Section 3.6(d)), the Borrowers may borrow, repay and reborrow under the Commitment without premium or penalty.

                  (b) Each Loan shall be made pursuant to a written Request for Loan which shall specify (i) the requested date of such Loan, (ii) whether such Loan is to be a Base Rate Loan or a Eurodollar Loan, (iii) the amount of such Loan, and (iv) the Eurodollar Period for such Loan if such Loan is to be a Eurodollar Loan.

                  (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender thereof by telephone or telecopier of the date and type of the Loan, the applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., Los Angeles time, on the date specified for each Loan, each Lender shall make its Pro Rata Share of that Loan available to the Administrative Agent at the Administrative Agent's Office in immediately available funds. Upon fulfilment of the applicable conditions set forth in Article 8, the Loan shall be credited in immediately available funds to the Funding Account.

                  (d) Unless the Requisite Lenders otherwise consent, (i) each Base Rate Loan shall be in an integral multiple of $100,000 which is not less than $500,000 and (ii) each Eurodollar Loan shall be in an integral multiple of $100,000 which is not less than $1,000,000.



                                      29-

                  (e) If no Request for Loan has been delivered within the requisite notice periods set forth in Sections 2.2 or 2.3 in connection with a Loan which, if made, would not increase the outstanding principal amount of the Obligations and would not result in the sum of the outstanding Loans plus the Letter of Credit Usage being in excess of the Borrowing Base, then the Borrowers shall be deemed to have requested, as of the date upon which the related then outstanding Loan is due pursuant to Section 3.1(d)(i) and not paid, a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal amount of the Obligations to remain the same and the Lenders shall make the Advances necessary to make such Loan notwithstanding the Borrowers' failure to deliver a Request for Loan or other notice required by Sections 2.1(c),
      2.2 and 2.3.

                  (f) Unless the Administrative Agent otherwise consents, no more than four Eurodollar Loans shall be outstanding at any one time.

                  (g) A Request for Loan shall be irrevocable upon the Administrative Agent's first receipt thereof.

            2.2 Base Rate Loans. Each request by the Borrowers for a Base Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., Los Angeles time, on the Business Day prior to the Business Day of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Loans pursuant to Section 2.3.

            2.3   Eurodollar Loans.

                  (a) Each request by the Borrowers for a Eurodollar Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., Los Angeles time, at least three Eurodollar Business Days before the first day of the applicable Eurodollar Period.

                  (b) At or about 11:00 a.m., Los Angeles time, two Eurodollar Business Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to the Borrowers and the Lenders by telephone, telecopier or telex.

                  (c) No Eurodollar Loan may be requested during the continuance of a Default or Event of Default or which would necessarily result in a failure of the Borrowers to comply with Section 6.18.

                  (d) Nothing contained herein shall require any Lender to fund any Eurodollar Loan in the Designated Eurodollar Market.



                                      30-

            2.4 Redesignation of Loans. The Borrowers may redesignate a Base Rate Loan, or any portion thereof subject to Section 2.1(c), as a Eurodollar Loan by delivering a Request for Redesignation to the Administrative Agent subject to the same time limitations and other conditions set forth in Sections
2.3 and 3.1(e)(iv) in the case of a Request for Loan. The Borrowers may redesignate a Eurodollar Loan, or any portion thereof subject to Sections 2.1(c) and 2.1(g), as a Base Rate Loan by delivering a Request for Redesignation to the Administrative Agent subject to the same time limitations and other conditions set forth in Sections 2.2 and 3.1(e)(iv); provided that such redesignation shall not be effective prior to the end of the Eurodollar Period for that Eurodollar Loan. If no timely Request for Redesignation is delivered to the Administrative Agent prior to the end of the Eurodollar Period for any Eurodollar Loan, it shall automatically be redesignated as a Base Rate Loan as of the end of such Eurodollar Period.

            2.5   Letters of Credit.

                  (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the day prior to the Maturity Date, the Issuing Lenders severally agree to issue such Letters of Credit as the Borrowers may request by a Request for Letter of Credit; provided that:

                  (i)   giving effect to the issuance of such Letter of Credit
            (A) the sum of the aggregate outstanding principal balance of the Loans plus the Letter of Credit Usage shall not exceed (B) the lesser of the Borrowing Base or the Commitment;

                  (ii) no Letters of Credit may be requested which would result in the sum of the aggregate outstanding principal balance of the Loans plus the Letter of Credit Usage being in excess of $30,000,000 if the effect thereof would be to eliminate the possibility that a Clean Down Period would occur when required;

                  (iii) the aggregate undrawn effective face amount of all
            Letters of Credit issued in support of the purchase of merchandise by the Borrowers and their Subsidiaries plus the amount drawn with respect thereto and not reimbursed as required herein shall not exceed $15,000,000 at any time; and

                  (iv) the aggregate undrawn effective face amount of all Standby Letters of Credit plus the amount drawn and not reimbursed as required herein shall not exceed $2,000,000 at any time.

                  (b) Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of a Letter of Credit shall not exceed one year and shall not extend beyond the Maturity Date, in the case of standby letters of credit, or the date which is 30 days prior to the Maturity Date, in the case of commercial letters of credit.



                                      31-

                  (c) Each Request for Letter of Credit shall be submitted to the relevant Issuing Lender and the Administrative Agent at least five Business Days prior to the date when the issuance of a Letter of Credit is requested unless such Issuing Lender and the Administrative Agent otherwise agree in their discretion. Upon issuance of a Letter of Credit, the Issuing Lenders shall promptly notify the Administrative Agent.

                  (d) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation from the relevant Issuing Lender, in an amount equal to that Lender's Pro Rata Share of the Letter of Credit. Without limiting the scope and nature of each such Lender's participation in any Letter of Credit, to the extent that such Issuing Lender has not been reimbursed by the Borrowers for any payment required to be made by such Issuing Lender under any Letter of Credit, each such Lender shall reimburse the Administrative Agent for the account of such Issuing Lender in the case of each Letter of Credit, promptly upon demand for the amount of such payment in accordance with its Pro Rata Share. The obligation of each such Lender so to reimburse such Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse such Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

                  (e) After the making by an Issuing Lender of any payment with respect to any Letter of Credit issued for the account of the Borrowers, the Borrowers agree to pay to such Issuing Lender, within one Business Day after demand therefor, an amount equal to such payment made by such Issuing Lender under that Letter of Credit, together with interest on such amount at the rate applicable to Base Rate Loans from the date of such payment through the date which is one Business Day after demand and, thereafter, at the Default Rate through the date of payment by the Borrowers. The principal amount of any such payment made to such Issuing Lender shall be used to reimburse such Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed an Issuing Lender pursuant to Section 2.5(d) for its Pro Rata Share of any payment made by such Issuing Lender under a Letter of Credit shall thereupon acquire a participation, to the extent of such reimbursement, in the claim of such Issuing Lender against the Borrowers under this Section 2.5(e).

                  (f)   If the Borrowers fail to make the payment required by
      Section 2.5(e), the Administrative Agent may but is not required to, without notice to or the consent of the Borrowers, cause Advances (as Base Rate Loans) to be made by the Lenders in accordance with their respective Pro Rata Shares in an aggregate amount equal to the amount paid by the relevant Issuing Lender on that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid to such Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.



                                      32-

                  (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, and shall require the submission of a new Request for Letter of Credit; provided however that nothing contained in this clause (g) shall require the payment of any additional issuance fees in respect thereof by any Borrower other than with respect to any extension of the term thereof or renewal thereof or any increase in the amount of such Letter of Credit.

                  (h) The obligation of the Borrowers to pay to an Issuing Lender the amount of any payment made by such Issuing Lender under any Letter of Credit issued for the account of that Borrower shall be absolute, unconditional, and irrevocable, subject only to performance by such Issuing Lender of its obligations to the Borrowers under California Commercial Code Section 5109. Without limiting the foregoing, the obligations of the Borrowers shall not be affected by any of the following circumstances:

                        (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                        (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                        (iii) the existence of any claim, setoff, defense, or
            other rights which the Borrowers may have at any time against any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                        (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appears to comply with the terms of the Letter of Credit;

                        (v) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                        (vi) any failure or delay in notice of shipments or arrival of any Property;



                                      33-

                        (vii) any error in the transmission of any message
            relating to a Letter of Credit not caused by such Issuing Lender, or any delay or interruption in any such message;

                        (viii) any error, neglect or default of any
            correspondent of such Issuing Lender in connection with a Letter of Credit;

                        (ix) any consequence arising from acts of God, war, insurrection, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Lenders;

                        (x) so long as such Issuing Lender in good faith determines that the draft, contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such Issuing Lender in connection with a Letter of Credit; and

                        (xi) where such Issuing Lender has acted in good faith and without gross negligence, any other circumstance whatsoever.

                  (i) The Issuing Lenders shall be entitled to the protection accorded to the Administrative Agent pursuant to Article 10, mutatis mutandis.

            2.6 Voluntary Reduction of the Commitment. The Borrowers shall have the right, at any time and from time to time, without penalty or charge, upon at least five Business Days prior written notice to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000, or to terminate, all or a portion of the then undisbursed portion of the Commitment, provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitment being reduced or terminated.

            2.7 Rights to Assume Funds Available for Advances. Provided Administrative Agent has notified Lenders in accordance with Section 2.1(c), unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m. (Los Angeles time) on the Business Day prior to the Business Day proposed for the funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If the Administrative Agent has made funds available to the Borrowers based on such an assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon demand therefor,


                                      34-
the Administrative Agent promptly shall notify the Borrowers and the Borrowers shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share or to prejudice any rights which the Administrative Agent and each Borrower may have against any Lender as a result of any default by such Lender hereunder.

            2.8 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Collateral Documents.








                                      35-

                                    ARTICLE 3
                                PAYMENTS AND FEES

            3.1   Principal and Interest.

                  (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

                  (b) Interest accrued on each Base Rate Loan shall be due and payable on the last Business Day of each calendar month. Except as otherwise provided in Section 3.7, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin. Each change in the interest rate for Base Rate Loans shall take effect simultaneously with the corresponding changes in the Base Rate and the Base Rate Margin.

                  (c) Interest on each Eurodollar Loan which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Loan shall be due and payable on the date which is three months after the date such Eurodollar Loan was made, every three months thereafter and, in any event, on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Eurodollar Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Loan plus the Eurodollar Margin.

                  (d) If not sooner paid, the principal Indebtedness under this Agreement shall be payable as follows:

                        (i) The principal amount of each Eurodollar Loan shall be immediately payable in cash on the last day of the related Eurodollar Period.

                        (ii) The Loans shall be immediately payable in cash in the amount by which the aggregate outstanding amount of the Loans plus the Letter of Credit Usage at any time exceeds the lesser of the Commitment or the Borrowing Base.

                        (iii) The Loans shall be immediately payable in cash in
            the amount by which the aggregate outstanding amount of the Loans plus the Letter of Credit Usage exceeds $30,000,000 on March 1 of each year unless a Clean Down Period has previously been completed in that year.



                                      36-

                        (iv) The Loans shall be payable immediately in cash on the Maturity Date.

                  (e) The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty and without prior notice, except that with respect to any voluntary prepayment under this Section 3.1(e), (i) each prepayment shall be in an integral multiple of $100,000, which is, in the case of any prepayment of any Eurodollar Loan, not less than $500,000 or, if less, the balance of the Loan, (ii) the Administrative Agent shall have received written notice of any prepayment at least one Business Day, in the case of a Base Rate Loan, or by 9:00 a.m. (California local time) three Business Days, in the case of a Eurodollar Loan, before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal in respect of a Eurodollar Loan shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and (iv) in any event, any payment or prepayment of all or any part of any Eurodollar Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.6(d).

            3.2 Commitment Fees. From and after the Closing Date, the Borrowers shall pay commitment fees to the Administrative Agent for the ratable account of the Lenders in amount equal to the Commitment Fee Rate times the average daily amount by which the Commitment exceeds the sum of the principal amount of the outstanding Loans and the Letter of Credit Usage. These commitment fees shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter, upon any termination or reduction of the Commitment, and on the Maturity Date.

            3.3 Letter of Credit Fees. With respect to each Letter of Credit issued by an Issuing Lender, the Borrowers shall pay to such Issuing Lender the following fees on a non-refundable basis prior to the issuance of such Letter of
Credit:

                        (i) prior to the issuance of any Letter of Credit, a fronting fee in an amount set forth in a letter agreement with such Issuing Lender, which fee shall be for the sole account of such Issuing Lender, plus

                        (ii) for the ratable account of the Lenders, a letter of credit fee equal to the then applicable Eurodollar Margin times the maximum face amount of each Letter of Credit for the tenor of the Letter of Credit, plus

                        (iii) for the sole account of such Issuing Lender, such
            standard payment, negotiation, processing, amendment and other similar charges as and when such Issuing Lender may from time to time advise the Borrowers are applicable to Letters of Credit.



                                      37-

            3.4 Upfront Fees. On the Closing Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders upfront fees in the amounts set forth in a fee letter of even date herewith between the Administrative Agent and the Company. The Administrative Agent has advised each Lender of the rate at which such fees shall be paid upon its allocated Pro Rata Share. The upfront fees are fully earned when due and are not refundable under any circumstances.

            3.5 Capital Adequacy. If any Lender determines that either (i) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Agency charged with the interpretation thereof or (ii) compliance with any guideline or request issued or made from the date hereof from any such Governmental Agency (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of that Lender or any corporation controlling that Lender as a consequence of that Lender's Pro Rata Share or the making or maintaining of Loans or Letters of Credit below the rate at which that Lender or such other corporation could have achieved but for such introduction, change or compliance (taking into account the policies of that Lender or corporation with regard to capital), then the Borrowers shall from time to time, upon demand by such Lender, pay to that Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts, submitted to the Borrowers by the relevant Lender, shall be conclusive and binding for all purposes, absent manifest error.

            3.6   Eurodollar Fees and Costs.

                  (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                        (1) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance or its obligation to make Eurodollar Rate Advances (except for changes in any tax, duty or other charge on the overall net income, gross income or gross receipts of such Lender or its Eurodollar Lending Office);

                        (2) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office; or

                        (3) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar


                                      38-

            Loan, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

      and the result of any of the foregoing, as reasonably determined by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance or its obligation to make Eurodollar Rate Advances (assuming the Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, upon demand by such Lender (with a copy to the Administrative Agent), the relevant Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavour promptly to notify the relevant Borrower of any event of which it has actual knowledge (and, in any event, within one year from the date on which it obtained such knowledge), occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender.

                  (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the reasonable opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Lending Office to make, maintain or fund any Eurodollar Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent and the Borrowers, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and the Borrowers. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Rate Advances were a part on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment


                                      39-
      fee under Section 3.6(d). In the event that such Lender is unable, for the reasons set forth above, to make, maintain or fund any Eurodollar Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance.

                  (c)   If, with respect to any proposed Eurodollar Loan:

                        (1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to the Lenders in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                        (2) the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

      then the Administrative Agent forthwith shall give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

                  (d) Upon payment or prepayment of any Eurodollar Loan (other than as the result of a conversion required under Section 3.6(b)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of a Borrower to borrow on the date or in the amount specified for a Eurodollar Loan in any Request for Loan, the relevant Borrower shall indemnify the Lenders against and reimburse each Lender on demand for all costs, expenses, penalties, losses, legal fees and damages incurred or sustained, or that would be incurred or sustained, by the Lenders, including loss of interest, as reasonably determined by the Lenders, to the extent that the same are a direct result of such payment, prepayment or failure to borrow. Each Lender's determination of the amount payable under this Section 3.6(d) shall be conclusive in the absence of manifest error. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrowers to the Lenders under this
      Section 3.6, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the


                                      40-

      Designated Eurodollar Market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

            3.7 Post Default Interest and Late Payments. So long as any Event of Default has occurred and is continuing, the Loans shall thereafter bear interest, and, in any event if any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Creditor Party is not paid when due, the Obligations shall thereafter bear interest until any overdue amount is paid in full or the Event of Default is cured or waived, at a fluctuating interest rate per annum at all times equal to 2% per annum above the rate of interest that would otherwise be applicable pursuant to this Agreement (the "Default Rate"), to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded quarterly, on the last day of each calendar quarter, to the fullest extent permitted by applicable Laws.

            3.8 Right to Assume Payments Will be Made by the Borrowers. Unless the Administrative Agent shall have been notified by the relevant Borrower prior to the date on which any payment to be made by that Borrower hereunder is due that such Borrower does not intend to remit such payment, the Administrative Agent may, in its sole discretion, assume that such Borrower has remitted such payment when so due and may, in its sole discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If such Borrower has not in fact remitted such payment to the Administrative Agent each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

            3.9 Computation of Interest and Fees. Computation of Base Rate interest hereunder shall be made on the basis of a year of 365 days (or 366 days for leap years) and the actual number of days elapsed. Calculation of all other interest or fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. The Borrowers acknowledge that such calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days.

            3.10 Non-Business Days. If any payment to be made by a Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

            3.11  Manner and Treatment of Payments.

                  (a) Each payment hereunder shall be made to the Administrative Agent, at the Administrative Agent's Office, for the account of the relevant Creditor Party in


                                      41-
      immediately available funds not later than 11:00 a.m., Los Angeles time, on the day of payment (which must be a Business Day). All payments received after these deadlines on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of any Lender shall be promptly paid by the Administrative Agent to that Lender in immediately available funds. All payments shall be made in Dollars.

                  (b) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of the Loans and such record shall, as against each Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

                  (c) Each payment of any amount payable by a Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority (other than taxes on overall net income, gross income or gross receipts of a Lender or its Eurodollar Lending Office). To the extent that a Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments or other charges imposed by any Governmental Agency from any amount payable to any Lender under this Agreement, such Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-tax (or after-assessment or after-charge) amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding.

            3.12 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

            3.13 Failure to Charge Not Subsequent Waiver. Any decision by any Creditor Party not to require payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of that Creditor Party's right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.



                                      42-

            3.14 Authority to Charge Account. The Borrowers hereby authorize Bank of America upon notice from the Administrative Agent to charge the Funding Account and thereafter to remit to the Administrative Agent, in such amounts as may from time to time be necessary to cause timely payment of principal, interest, fees and other charges payable by the Borrowers under the Loan Documents.

            3.15 Survivability. All of the Borrowers' obligations under Sections 3.5 and 3.6 shall survive the date on which all Loans hereunder are fully paid.






                                      43-

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

            Each Borrower represents and warrants to the Creditor Parties as follows:

            4.1 Accounts Receivable and Inventory. Each account described on any Borrowing Base Certificate delivered to the Administrative Agent as an Eligible Account is fully earned and is the subject of an appropriate invoice to the customer and otherwise fulfills the eligibility criteria set forth in the definition of "Eligible Accounts." All inventory reported on any Borrowing Base Certificate delivered to the Administrative Agent as Eligible Inventory is of merchantable quality, is salable in the ordinary course of business of the Borrower and its Subsidiaries and otherwise fulfills the eligibility criteria set forth in the definition of "Eligible Inventory."

            4.2 Existence and Qualification; Power; Compliance With Laws. Each Borrower is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation, as described in the preamble to this Agreement. Each of the Borrowers is duly qualified to transact business, is in good standing in its jurisdiction of incorporation and each other jurisdiction, in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. The chief executive offices and principal place of business of each Borrower are located at the addresses for notices set forth for that Borrower in the signature pages to this Agreement. Each of the Borrowers has all requisite corporate power and authority to conduct its business, to own and lease its properties and to execute and deliver each Loan Document to which it is a party and to perform the Obligations. All outstanding shares of capital stock of each Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws. Except as set forth on Schedule 4.2, no Person holds any material option, warrant or other right to acquire any shares of capital stock of any Borrower. Each Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

            4.3 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each Borrower and the Guarantors of each Loan Document to which it is a Party have been duly authorized by all necessary corporate action, and do not:

                  (a) Require any consent or approval of any partner, director, stockholder, security holder or creditor of such Party, except as heretofore obtained;



                                      44-

                  (b) Violate or conflict with any provision of that such Party's charter, articles or certificate of incorporation or bylaws, as applicable;

                  (c) Result in or require the creation or imposition of any Lien or right of others (other than pursuant to the Collateral Documents) upon or with respect to any Property now owned or leased or hereafter acquired by that Party;

                  (d)   Violate any Requirement of Law applicable to such Party;

                  (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound;

and no Party is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in
Section 4.3(e), in any respect that constitutes a Material Adverse Effect.

            4.4 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by any Borrowers or Guarantor of any of the Loan Documents to which it is a Party.

            4.5   Subsidiaries.

                  (a) As of the Closing Date, Schedule 4.5 hereto correctly sets forth the names, the form of legal entity, jurisdictions of organization, chief executive offices and principal place of business of all Subsidiaries of the Borrowers. Except as described in Schedule 4.5, none of the Borrowers owns as of the Closing Date any capital stock or equity interest in any Person. All of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary which is wholly-owned by a Borrower are (and as to each partially owned Subsidiary, to the best knowledge of the Borrowers, are) owned of record and beneficially as indicated on Schedule 4.5, except as set forth thereon, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid, nonassessable, and were issued in compliance with all applicable state, federal and other Laws, and are free and clear of all Liens.

                  (b) Each such Subsidiary is a legal entity of the form described for that Subsidiary in Schedule 4.5, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such, and has filed fictitious business name statements, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be


                                      45-
      so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

                  (c) Each such Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

            4.6 Financial Statements. The Borrowers have furnished to the Administrative Agent (a) the audited consolidated and unaudited consolidating financial statements of the Company and its Subsidiaries for the Fiscal Year ended December 31, 2000 and (b) the internally prepared consolidated and consolidating financial statements of the Company and its Subsidiaries for the three month fiscal period ended June 30, 2001. Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position of the Company and its Subsidiaries as of such dates and for such periods in conformity with Generally Accepted Accounting Principles consistently applied, subject only to normal year-end accruals and audit adjustments.

            4.7 No Other Liabilities; No Material Adverse Effect. The Borrowers and their Subsidiaries do not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the financial statements described in Section 4.6, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since December 31, 2000.

            4.8 Title to and Location of Property. The Borrowers and their Subsidiaries have valid title to the Property (other than assets which are the subject of a Capital Lease) reflected in the financial statements described in
Section 4.6, other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property of the Borrowers and the Subsidiaries is free and clear of all Liens and Rights of Others, other than those permitted under Section 6.9. All Property of the Borrowers and their Subsidiaries is located at one of the locations described in Schedule 4.8.

            4.9 Intangible Assets. The Borrowers and their Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other intangible assets that are used in the conduct of their businesses as now operated. None of the intangible assets


                                      46-
described in the first sentence of this Section, to the best knowledge of each Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

            4.10 Governmental Regulation. Neither any of the Borrowers nor any Subsidiary of any of the Borrowers is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or to any other Law limiting or regulating its ability to incur Indebtedness for money borrowed.

            4.11 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (b) any matter, or series of related matters, involving a claim against the Borrowers or any of their Subsidiaries of less than $250,000, and (c) matters set forth in Schedule 4.11, as of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which any of the Borrowers or any Subsidiary of any of the Borrowers has been served or has received written notice or, to the best knowledge of the Borrowers, threatened against or affecting any of the Borrowers, any Subsidiary of any of the Borrowers or any Property of any of them before any Governmental Agency. Except for matters set forth in Schedule 4.11, there is no reasonable basis, to the best knowledge of the Borrowers, for any action, suit, proceeding or investigation against or affecting any of the Borrowers, any Subsidiary of any of the Borrowers or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect.

            4.12 Binding Obligations. Each of the Loan Documents to which the Borrowers and the Guarantors are a party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies and/or defenses as a matter of judicial discretion.

            4.13 No Default. No event has occurred and is continuing that is a Default or Event of Default.

            4.14  ERISA.

                  (a) Except as disclosed in Schedule 4.14, as of the Closing Date, neither any of the Borrowers nor any ERISA Affiliate of any of the Borrowers maintains, contributes to or is required to contribute to any "employee pension benefit plan" that is subject to Title IV of ERISA.

                  (b) With respect to each Pension Plan disclosed in Schedule 4.14:

                        (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws;



                                      47-

                        (ii) such Pension Plan has not incurred any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA;

                        (iii) no "reportable event" (as defined in Section 4043
            of ERISA) has occurred that would subject any of the Borrowers or any Subsidiary of a Borrower to any liability with respect to such Pension Plan that would constitute a Material Adverse Effect;

                        (iv) neither any of the Borrowers nor any Subsidiary of a Borrower has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that would subject any of the Borrowers or any Subsidiary of a Borrower to any penalty that would constitute a Material Adverse Effect;

                        (v) no Termination Event has occurred or may reasonably be expected to occur; and

                        (vi) no material unfunded vested liabilities exist under any Pension Plan and the present value of all benefit liabilities under each Pension Plan and each Pension Plan of a Subsidiary and of an ERISA Affiliate do not exceed by a material amount the value of the assets of such Plan.

                  (c) As of the Closing Date, all contributions required to be made by the Borrowers or any of their Subsidiaries to a Multiemployer Plan described in Schedule 4.14 have been made except as may be described in
      Schedule 4.14. None of the Borrowers, any Subsidiary of any of the Borrowers, nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA that could have a Material Adverse Effect. Neither any of the Borrowers nor any ERISA Affiliate of any of the Borrowers has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such plan that could have a Material Adverse Effect.

                  (d) Each of the Borrowers, their Subsidiaries and their ERISA Affiliates are in compliance with those provisions of ERISA which are applicable to the Borrowers, their Subsidiaries and their ERISA Affiliates, the non-compliance with which would have a Material Adverse Effect.

            4.15 Regulations T, U and X. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulation U) in violation of Regulations T,


                                      48-

U or X. Neither any of the Borrowers nor any Subsidiary of a Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock."

            4.16 Disclosure. No written statement made by a Responsible Official of any Borrower or any Guarantor to any Creditor Party in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact (which fact is known to such Borrower or Guarantor, in the case of materials not furnished by such Borrower or Guarantor) necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to any Borrower or Guarantor (other than facts generally applicable to businesses of the types engaged in by the Borrowers) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Lenders.

            4.17 Tax Liability. The Borrowers and their Subsidiaries have filed all tax returns which are required to be filed, and have paid, withheld, collected or remitted, all taxes, interest, penalties and installments of taxes due and payable by them with respect to the periods, Property or transactions covered by such returns, or pursuant to any assessment received by either any of the Borrowers or any Subsidiary of a Borrower, except (a) taxes for which such Borrower or Subsidiary has been fully indemnified and (b) such taxes, if any, as are being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established and maintained. To the best knowledge of the Borrowers, there is no tax assessment contemplated or proposed by any Governmental Agency against any Borrower or any Subsidiary of a Borrower that would constitute a Material Adverse Effect.

            4.18 Projections. To the best knowledge of each Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to the Borrowers. No material assumption is omitted as a basis for the Projections and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

            4.19 Security Interests. The Collateral Documents create a valid security interest in the Collateral described therein in favor of the Administrative Agent securing the Obligations. Upon (a) the filing of UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 8.1(a) with the appropriate Governmental Agencies, and (b) the filing of the Trademark Security Agreement with the United States Patent and Trademark Office, all action necessary to perfect the security interests so created by the Collateral Documents described in this sentence, will have been taken and completed (except for the requirement that continuation statements periodically must be filed and/or recorded with respect to financing statements on file in favor of the Administrative Agent). Such security interests are of first priority except as otherwise permitted under this Agreement.



                                      49-

            4.20  Hazardous Materials.

                  (a) Except as specifically disclosed in Schedule 4.20, the on-going operations of the Borrowers and their Subsidiaries, and to the best of their knowledge the on-going operations of all current tenants, subtenants or other occupants of all or any part of the real property described on Schedule 4.8 (the "Real Property"), are conducted in accordance with and comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable Law) result in liability in excess of $100,000 in the aggregate.

                  (b) Except as specifically disclosed in Schedule 4.20, the Borrowers and each of their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrowers and each of their Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

                  (c) Except as specifically disclosed in Schedule 4.20, neither any of the Borrowers nor any Subsidiary of any of the Borrowers (nor to the best of their knowledge no current tenants, or other occupants of all or part of the Real Property) or any of their respective present Property or operations, is subject to any existing, pending, threatened or outstanding written order, suit, claim, proceeding, investigation, order, comment, injunction, writ, award, action or proceeding from or agreement with any Governmental Agency or third party, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

                  (d) Except as specifically disclosed in Schedule 4.20, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Borrowers or any of their Subsidiaries that could reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrowers and their Subsidiaries in excess of $100,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither any of the Borrowers nor any Subsidiary of any of the Borrowers has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or
      (y) that are leaking or disposing of Hazardous Materials off-site, and
      (ii) the Borrowers and their Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

            4.21 Material Contracts. As of the Closing Date, except as disclosed on Schedule 4.21, neither any of the Borrowers nor any Subsidiary of a Borrower is a party to any Material Contract.



                                      50-

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)

            So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remains in force, the Borrowers shall, and shall cause each of their respective Subsidiaries to, unless the Requisite Lenders otherwise consent in writing:

            5.1 Payment of Taxes and Other Potential Liens. Pay, collect, withhold, remit and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of the Creditor Parties under any Loan Document, except that the Borrowers and their Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks or their corporate parents or
(b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings diligently pursued, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest there is no material risk that any item or portion of Property of the Borrowers or their Subsidiaries would be seized, levied upon or forfeited.

            5.2 Preservation of Existence. Preserve and maintain, or cause to be maintained and preserved, their respective existences in the jurisdictions of their formation and all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective businesses or the ownership or leasing of their respective properties, except where the failure to do so would not result in a Material Adverse Effect.

            5.3 Maintenance of Properties. Maintain, preserve and protect, or cause to be maintained, preserved and protected, all of their respective depreciable properties in good order and condition, subject to wear and tear in the ordinary course of business, or damage or destruction from casualties which are fully covered by insurance (subject to customary deductibles and retentions), and not permit any waste of their respective properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of the Borrowers and their Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

            5.4 Maintenance of Insurance. Maintain, or cause to be maintained, liability, casualty and other insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customary for similarly situated businesses, including public liability insurance, business interruption insurance and all-risk casualty insurance with respect to all of the


                                      51-

Borrowers' tangible personal property. Such insurance shall be maintained, in amounts and with responsible insurance companies reasonably acceptable to the Requisite Lenders. The Administrative Agent shall be named as additional insured and loss payee as its interests may appear, with respect to casualty insurance on all Collateral, and the Borrowers shall deliver to the Administrative Agent, not less frequently than once in each calendar year, (a) an Accord Certificate (or its equivalent) evidencing that insurance of the types required by this Section and the Collateral Documents is in force and (b) a Lenders Loss Payable Endorsement on Form 438-BFU (or its equivalent) evidencing that the Administrative Agent is an additional insured and loss payee with respect to all risk casualty insurance and other insurance requested by the Administrative Agent.

            5.5 Compliance With Laws. Comply with, or cause to be complied with, all Requirements of Laws, noncompliance with which could constitute a Material Adverse Effect.

            5.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of the Borrowers or any of their Subsidiaries), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, (a) to examine, audit and make copies and abstracts from the records and books of account of, (b) to visit, and inspect the Properties of, the Borrowers and their Subsidiaries, (c) to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with any of their officers, key employees or accountants or with any relevant taxing authority, and (d) in the case of the Administrative Agent, to discuss the accounts of the Borrowers and their Subsidiaries with vendors upon the occurrence and during the continuance of an Event of Default, and, upon request, furnish promptly to the Administrative Agent true copies of all financial information made available to the senior management of the Borrowers or any of their Subsidiaries. The Administrative Agent may conduct audits of the Borrowers' books and records and of the Collateral in its discretion at the sole expense of the Borrowers and, while it is anticipated that these audits will be annual, the same may be conducted more frequently if reasonably requested by the Administrative Agent or the Requisite Lenders. The Administrative Agent may, at any time, either orally or in writing, request confirmation from any account debtor, of the current amount and status of the accounts receivable upon which such account debtor is obligated to any of the Borrowers, provided that the Administrative Agent shall use reasonable care to avoid undue interruption of the business of Borrowers and their Subsidiaries.

            5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over the Borrowers or any of their Subsidiaries.

            5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Creditor Party or another Person, except that the Borrowers and their


                                      52-

Subsidiaries need not comply with Contractual Obligations (other than the Loan Documents) under any such agreements, indentures, leases or instruments then being contested by any of them in good faith by appropriate proceedings diligently pursued provided that the failure to comply does not constitute a Material Adverse Effect.

            5.9 Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit for Permitted Acquisitions, for working capital and general corporate purposes of the Borrowers and their Subsidiaries and permitted Capital Expenditures.

            5.10  Hazardous Materials Laws.

                  (a) Conduct their operations and keep and maintain their Property in compliance with all Environmental Laws.

                  (b) Notify the Administrative Agent in writing upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against any Borrower or any Subsidiary of a Borrower or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and
      (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Property of such Borrowers or Subsidiary that could reasonably be anticipated to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws.

                  (c) Upon the written request of the Administrative Agent or the Requisite Lenders, submit to the Administrative Agent with sufficient copies for each Lender, at the Borrowers' sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 5.10(b), that could, individually or in the aggregate, result in liability in excess of $250,000.

            5.11 Acquisition Covenants. Comply with each of the following covenants in connection with the use of Loans for Permitted Acquisitions:

                  (a) Not permit the consideration paid by the Company and its Subsidiaries in connection with Acquisitions and Investments made pursuant to Section 6.11(g) completed during the term of this Agreement to exceed
      (a) $50,000,000 in Cash and Property (other than capital stock of the Company), and (b) $75,000,000 in Cash and all Property (including capital stock of the Company);

                  (b) Not permit the consideration paid by the Company and its Subsidiaries in connection with any single Acquisition completed during the term of this Agreement to exceed (a) $20,000,000 in Cash and Property other than common stock of


                                      53-
      the Company, and (b) $30,000,000 in Cash and all Property (including common stock of the Company);

                  (c) Not permit the total Cash of the Company and its Domestic Subsidiaries, plus the amount of available for Loans hereunder (giving effect to any restrictions imposed thereon by the Borrowing Base), to be less than $15,000,000 after giving effect to the Acquisition.

                  (d) Not permit the Leverage Ratio, determined as of the then most recently ended Fiscal Quarter preceding the Acquisition, and after giving pro forma effect to (i) the incurrence of Indebtedness in an amount equal to the cash purchase price payable in connection with the Acquisition, and (ii) the Target Adjusted EBITDA of the target, to exceed a ratio which is equal to the Leverage Ratio required for the Fiscal Quarter ending immediately following the date of the Acquisition minus 0.25:1.00.

                  (e) Not consummate any Acquisition for which the Target Adjusted EBITDA for the most recently ended four fiscal quarters is a negative amount or in which the aggregate consideration payable by the Company and its Subsidiaries is in excess of six times the Target Adjusted EBITDA, provided that Acquisitions for an aggregate consideration not in excess of $5,000,000 in any Fiscal Year may be conducted notwithstanding this clause (e); and

                  (f) In connection with each Acquisition in respect of which the aggregate consideration is in excess of $7,500,000, the Company shall deliver a certificate to the Administrative Agent, not later than ten Business Days prior to the consummation of the proposed Acquisition, as to the matters set forth in this Section, together with a copy of (i) the purchase agreement and related documents for such Acquisition, (ii) the most recent fiscal year-end financial statements and interim financial statements for the Target, and (iii) a certificate from a Senior Officer to the effect that no Default or Event of Default has occurred and remains continuing.

            5.12 Further Assurances. Promptly upon request by the Administrative Agent or the Requisite Lenders, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document,
(ii) to subject to the Liens created by any of the Collateral Documents any of the Properties of the Borrowers and their respective Subsidiaries, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Creditor Parties the rights


                                      54-
granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

            5.13 Future Subsidiaries. Concurrently with the formation or acquisition of each new Subsidiary of the Company:

            (a) deliver to the Administrative Agent an incumbency certificate for such Subsidiary, attaching its formation documents and a specimen signature for each officer thereof who will execute Loan Documents;

            (b) cause each Domestic Subsidiary to execute and deliver a joinder to the Guaranty in the form attached thereto, a joinder to the Guarantor Security Agreement in the form attached thereto, and any other instruments, documents or agreements which the Administrative Agent may require to grant a Lien on the Property of such Subsidiary;

            (c) pledge or cause the pledge to the Administrative Agent of 65% of the capital stock of each such Subsidiary which is a Foreign Subsidiary and 100% of the capital stock of each such Subsidiary which is a Domestic Subsidiary, in each case pursuant to the Pledge Agreement or such other documents as the Administrative Agent may request.

If the Requisite Lenders so request, each Domestic Subsidiary hereafter formed or acquired will also enter into a joinder hereto in form and substance acceptable to the Administrative Agent and shall thereby become a party to this Agreement and the other Loan Documents as an additional Borrower.

            5.14 Deposit Accounts. Maintain, and cause each of its Domestic Subsidiaries to maintain, its deposit accounts with the Administrative Agent or one or more banks acceptable to the Administrative Agent that has entered into a Deposit Account Control Agreement, in form and substance satisfactory to the Administrative Agent, in favor of the Administrative Agent.







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
                                    ARTICLE 6
                               NEGATIVE COVENANTS

            So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remains in force, the Borrowers shall not, and shall not permit any of their Subsidiaries to, unless the Requisite Lenders otherwise consent in writing:

            6.1 Prepayment of Indebtedness. (a) Prepay or repay any principal (including sinking fund payments) in respect of any Subordinated Obligations, or
(b) pay any principal, interest or other amounts in respect of any Subordinated Obligations except in accordance with the definitive subordination agreement between the Administrative Agent and the holder of such Subordinated Obligations, or (c) prepay any principal (including sinking fund payments), interest or other amounts on any other Indebtedness of the Borrowers or any of their Subsidiaries prior to the date when due.

            6.2 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except a Disposition by a Borrower to a Wholly-Owned Subsidiary, or by a Subsidiary to a Borrower or a Wholly-Owned Subsidiary.

            6.3   Mergers. Merge or consolidate with or into any Person, except
(a) mergers and consolidations of two or more Borrowers into one another or of a Subsidiary of a Borrower into a Borrower or a Wholly-Owned Subsidiary or of Subsidiaries with each other and (b) a merger or consolidation of a Person into a Borrower or with or into a Wholly-Owned Subsidiary of a Borrower in connection with a Permitted Acquisition; provided that (i) a Borrower or a Wholly-Owned Subsidiary is the surviving entity, (ii) no Change in Control results therefrom,
(iii) no Default or Event of Default then exists or would result therefrom and
(iv) the Borrowers and each of the Guarantors execute such amendments to the Loan Documents as the Lender may reasonably determine are appropriate as a result of such merger.

            6.4 Acquisitions. Make any Acquisition other than a Permitted Acquisition.

            6.5 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in cash or other Property, except:

            (a) Distributions by any Subsidiary of a Borrower to such Borrower or to any Wholly-Owned Subsidiary of such Borrower;

            (b) Distributions consisting of the payment of management fees to the Borrowers and their Domestic Subsidiaries by the foreign Affiliates of the Borrowers;

            (c) the repurchase of shares of the capital stock of the Company from stockholders and immaterial fractional shares in connection with any stock split, in each case for an aggregate consideration not to exceed $10,000,000 in any period of twelve months,


                                      56-
      provided that no such repurchases may be made at any time when a Default or Event of Default exists or would result therefrom after giving pro forma effect to the making of the Distribution as of the last day of the most recent Fiscal Quarter for which the Borrowers are required to have delivered a Compliance Certificate; and

            (d) Distributions consisting of the payment of dividends in cash on shares of preferred stock of the Company issued after the Closing Date, provided that (i) such Distributions shall not exceed a "coupon" rate on such shares of 10% per annum (i.e., the aggregate amount of such Distributions paid by the Company to the holders of such shares in any period of twelve months shall not exceed 10% of the aggregate share purchase consideration paid to the Company for such shares) and (ii) such Distributions may not be paid at any time when a Default or Event of Default exists or would result therefrom after giving pro forma effect to the making of the Distribution as of the last day of the most recent Fiscal Quarter for which the Borrowers are required to have delivered a Compliance Certificate.

            6.6   ERISA.

                  (a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any "employee pension benefit plan" that is subject to Title IV of ERISA other than those Pension Plans disclosed in Schedule 4.14, and Multiemployer Plans to which any of the Borrowers or any Subsidiary of a Borrower becomes obligated to contribute pursuant to the terms of a collective bargaining agreement.

                  (b) At any time, permit any Pension Plan, if to do so would constitute a Material Adverse Effect, to:

                        (i) engage in any non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Code;

                        (ii) incur any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA; or

                        (iii) suffer a Termination Event to occur which may
            reasonably be expected to result in liability of a Borrower or any ERISA Affiliate thereof to the Pension Plan or to the PBGC or the imposition of a Lien on the Property of a Borrower or any ERISA Affiliate thereof pursuant to Section 4068 of ERISA.

                  (c) Fail, upon a Responsible Official of any Borrower becoming aware thereof, promptly to notify the Administrative Agent of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any Pension Plan described in Schedule 4.14 or any trust created thereunder.



                                      57-

                  (d)   At any time, permit any Pension Plan described in
      Schedule 4.14 to fail to comply with ERISA or other applicable Laws in any respect that could result in a significant liability to any Borrower or any Subsidiary of a Borrower.

            6.7 Change in Name; Nature of Business. Change the legal name of any of the Borrowers or of any Subsidiary of a Borrower or make any material change in the nature of the business of the Borrowers and their Subsidiaries, taken as a whole, as at present conducted.

            6.8 Indebtedness and Contingent Obligations. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:

                  (a) Existing Indebtedness and Contingent Obligations disclosed on Schedule 6.8;

                  (b) Indebtedness and Contingent Obligations in favor of the Creditor Parties under the Loan Documents;

                  (c) Subordinated Obligations in an aggregate principal amount not to exceed $10,000,000 issued to sellers in consideration of Permitted Acquisitions;

                  (d) purchase money Indebtedness and obligations in connection with Capital Leases provided that (i) the aggregate amount of such Indebtedness incurred in any Fiscal Year does not exceed $4,000,000, and (ii) not more than $2,000,000 of such Indebtedness in the aggregate during the term of this Agreement may be incurred by Persons which are not Borrowers; and

                  (e) Indebtedness amongst Borrowers and their respective Subsidiaries incurred in the ordinary course of business.

            6.9 Liens; Negative Pledges; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to any of its Property, whether now owned or hereafter acquired; or suffer to exist any Negative Pledge with respect to any of its Property; or engage in any sale and leaseback transaction with respect to any of its Property; except:

                  (a)   Permitted Encumbrances;

                  (b) Liens and Negative Pledges in favor of the Administrative Agent or the Lenders under the Loan Documents; and

                  (c) purchase money Liens securing Indebtedness permitted under Section 6.8(d).



                                      58-

            6.10 Transactions with Affiliates. Except as disclosed on Schedule 6.10, enter into any transaction of any kind with any officer or Affiliate of a Borrower, or any Person that owns or holds 5% or more of the outstanding common stock of a Borrower, other than transactions on terms at least as favorable to the Borrowers or their respective Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

            6.11 Investments. Make or suffer to exist any Investment, other than:

                  (a)   Investments consisting of Cash Equivalents;

                  (b) Investments in a Person that is the subject of a Permitted Acquisition;

                  (c) Investments consisting of advances to officers, directors and employees of the Borrowers and their Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

                  (d) Investments consisting of the extension of credit to customers or suppliers of the Borrowers and their Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

                  (e)   Investments in Borrowers or in Wholly-Owned
      Subsidiaries;

                  (f) Investments following the Closing Date in Permitted Joint Ventures (in addition to the Investments in Permitted Joint Ventures allowed under subsection (g) below) in an aggregate amount not to exceed either (i) $10,000,000 or (ii) the amount that would cause the combination of Investments in (A) Permitted Joint Ventures made pursuant to this subsection (f) and subsection (g) below, and (B) Permitted Acquisitions to exceed either (1) $50,000,000 in Cash and Property (other than capital stock of the Company) or (2) $75,000,000 in Cash and Property (including capital stock of the Company); and

                  (g) other Investments following the Closing Date in an aggregate amount not to exceed $5,000,000, provided that not more than $1,000,000 in the aggregate of such other Investments shall be made for a purpose other than a Permitted Joint Venture.

            6.12 Leverage Ratio. Permit the Leverage Ratio to exceed 1.75:1.00 as of the last day of any Fiscal Quarter.

            6.13 Quick Ratio. Permit the Consolidated Quick Ratio as of the last day of any calendar month to be less than 1.25:1.00, or permit the Borrowers Quick Ratio as of the last day of any calendar month to be less than 1.00:1.00.



                                      59-

            6.14 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of (a) any Fiscal Quarter ending on or before December 31, 2001, to be less than 1.30:1.00, and (b) any subsequent Fiscal Quarter, to be less than 1.40:1.00.

            6.15 Net Worth. Permit Net Worth, as of the last day of any Fiscal Quarter, to be less than the sum of (a) $180,000,000 plus (b) 75% of the cumulative Net Income for each Fiscal Quarter which has then ended following the Closing Date (without reduction for any net loss experienced in any Fiscal Quarter), plus (c) the Net Cash Proceeds of any sale by the Company or any of its Subsidiaries of their respective equity Securities to any third party following the Closing Date.

            6.16 Change of Location. Change the place of their respective chief executive offices or principal places of business unless the Administrative Agent has been notified in writing at least 30 days prior to such change.

            6.17 Use of Hazardous Materials. Except as specifically disclosed in Schedule 4.20, use, generate, manufacture, treat, store, allow to remain or dispose of on, under, or about their real property or transport to or from such real property any Hazardous Materials without prior written consent from the Administrative Agent.

            6.18 Clean Down. Fail to cause a Clean Down Period to occur in each Fiscal Year.

            6.19 The Lockbox Accounts. Fail to direct each account debtor with respect to trade accounts receivable of Borrowers and the Guarantors to remit payments with respect thereto directly to the appropriate Lockbox Accounts, or fail to remit immediately in kind to the Administrative Agent, and in the same form as received (but with any endorsements required to transfer the same to the Administrative Agent), each remittance with respect to trade accounts receivable which is received by Borrowers or any of the Guarantors.



                                      60-

                                    ARTICLE 7
                     INFORMATION AND REPORTING REQUIREMENTS

            7.1 Financial and Business Information. So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remain in force, the Borrowers shall, unless the Requisite Lenders otherwise consent in writing, deliver to the Administrative Agent, at their sole expense:

                  (a) Not later than the 20th day of each calendar month, a completed Borrowing Base Certificate setting forth the Borrowing Base as of the last Business Day of the immediately preceding calendar month, together with an accounts receivable aging report and inventory listing in form and substance acceptable to the Administrative Agent together with any supporting materials requested by the Administrative Agent;

                  (b) As soon as practicable, and in any event within 20 days after the end of each calendar month, (i) the consolidated and consolidating balance sheet of the Company and its Subsidiaries at the end of such calendar month, (ii) consolidated and consolidating statements of income and statement of cash flows of the Company and its Subsidiaries for that calendar month and for the portion of the Fiscal Year then ended,
      (iii) a comparison of the income statements for such calendar month with the applicable Projections, and with the corresponding financial statements as of the end of the same fiscal period during the immediately preceding Fiscal Year, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of the Company as fairly presenting the financial condition, results of operations and changes in financial position of the Company and its Subsidiaries, and shall be prepared and presented in accordance with Generally Accepted Accounting Principles (other than any requirement for footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

                  (c) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, (i) the audited combined balance sheet and statement of income and cash flows of the Company and its Subsidiaries prepared and presented in accordance with Generally Accepted Accounting Principles, consistently applied, and accompanied by (A) a report and opinion of Pannell, Kerr & Forster or another firm of independent public accountants of recognized national standing selected by the Borrowers and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception which the Requisite Lenders determine is unacceptable and (B) a management letter from Borrowers' auditors to the extent issued, and (ii) the unaudited company-prepared consolidating/combining balance sheets and statements of income and cash flows for the Company and its Subsidiaries;



                                      61-

                  (d) As soon as practicable, and in any event no later than 30 days prior to the commencement of each Fiscal Year, a business plan and projections by calendar month for that Fiscal Year and by Fiscal Year for each of the following Fiscal Years through the Maturity Date, all in form and detail reasonably satisfactory to the Administrative Agent;

                  (e) Promptly and in any event within five Business Days following receipt thereof, copies of any detailed audit reports or recommendations submitted to the Borrowers or their Subsidiaries by independent accountants in connection with the accounts or books of the Borrowers or any of their Subsidiaries, or any audit of any of them;

                  (f) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934;

                  (g) Promptly after request by the Requisite Lenders submitted through the Administrative Agent, copies of any other specific report or other document that was filed by either any of the Borrowers or any Subsidiary of a Borrower with any Governmental Agency;

                  (h) Promptly upon a Responsible Official of any of the Borrowers becoming aware, and in any event within ten Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, written notice specifying the nature thereof and specifying what action the Borrowers or any of their Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

                  (i) As soon as practicable, and in any event within two Business Days after a Responsible Official of any of the Borrowers becomes aware of the existence of any condition or event which constitutes a Default, written notice specifying the nature and period of existence thereof and specifying what action Borrowers are taking or propose to take with respect thereto;

                  (j) Promptly upon a Responsible Official of any of the Borrowers becoming aware that (i) any Person commenced a legal proceeding with respect to a claim against the Company or any of its Subsidiaries that is stated to be $1,000,000 or more in excess of the amount thereof that is believed by such Responsible Official to be fully covered by insurance (subject to customary deductibles and retentions), (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder


                                      62-
      on the part of the Company or any of its Subsidiaries, and, in the case of a lease, such default has not been cured or rescinded within any applicable cure period under the lease or applicable Laws, (iii) any Person commenced a legal proceeding with respect to a claim against the Company or any of its Subsidiaries under a contract that is not a credit agreement or material lease stated to be in excess of $1,000,000, or (iv) any other event or circumstance occurs or exists that would constitute a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action the Borrowers are taking or propose to take with respect thereto;

                  (k) Promptly following the issuance thereof, provide notice to the Administrative Agent of each new trademark issued to any Borrower or any Subsidiary of a Borrower;

                  (l) Promptly following request by the Requisite Lenders submitted through the Administrative Agent, accounts receivable agings and inventory listings for the Company and each of its Subsidiaries; and

                  (m) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender.

            7.2 Compliance Certificates. So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, the Borrowers shall, unless the Requisite Lenders otherwise consent, deliver to the Administrative Agent as soon as practicable and in any event within 30 days after the end of each calendar month, a Compliance Certificate signed by a Senior Officer of each of the Borrowers.




                                      63-

                                    ARTICLE 8
                                   CONDITIONS

                  8.1 Conditions to the Initial Loans and Letters of Credit. The obligation of each Lender to make the initial Advance to be made by it, and the obligation of any Issuing Lender to issue the initial Letters of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

                           (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified or, where applicable, the context otherwise requires, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                                    (1) executed counterparts of this Agreement;

                                    (2) the Borrower Security Agreement executed
                  by each of the Borrowers, together with sufficient copies of financing statements and fixture financing statements on Form UCC-1 for filing in every United States jurisdiction in which the Borrowers own Property or in which a Borrower has been organized;

                                    (3) the Guarantor Security Agreement
                  executed by each of the Guarantors, together with sufficient copies of financing statements and fixture financing statements on Form UCC-1 for filing in every United States jurisdiction in which the Guarantors own Property or in which a Guarantor has been organized;

                                    (4) the Trademark Security Agreement,
                  executed by all Parties thereto;

                                    (5) the Pledge Agreement, together with the
                  certificates evidencing (a) 100% of the capital stock of each Domestic Subsidiary and (b) 65% of the capital stock of each Foreign Subsidiary;

                                    (6) the Lockbox Account Agreement executed
                  by Borrowers and each Guarantor;

                                    (7) with respect to the Borrowers, the
                  Guarantors and each of their respective Subsidiaries, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each of the Borrowers, the Guarantors, and each such Subsidiary, its


                                      64-
                  qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                                    (8) evidence satisfactory to the
                  Administrative Agent that the Liens and security interest of the Administrative Agent in the Collateral have been perfected and are of first priority and that there are no other Liens on the Collateral except for Permitted Encumbrances and Liens referred to on Schedule 6.9;

                                    (9) evidence of the insurance policies
                  required by Section 5.4, together with such endorsements as are necessary (Form BFU-438 or an equivalent acceptable to the Administrative Agent) to show the Administrative Agent as loss payee thereunder to the extent required by Section 5.4;

                                    (10) a Certificate of a Responsible Official
                  signed by a Senior Officer of each of the Borrowers certifying that the conditions specified in Sections 8.1(e) and 8.1(f), have been satisfied;

                                    (11) a completed Borrowing Base Certificate
                  setting forth the Borrowing Base as of the end of the month most recently ending prior to the Closing Date;

                                    (12) Request for Loan and, if applicable, a
                  Request for Letter of Credit; and

                                    (13) such other assurances, certificates,
                  documents, consents or opinions, consistent with the foregoing, as the Administrative Agent or any Lender reasonably may require;

                           (b) Any amounts payable pursuant to clause (a) of
         Section 11.3 shall be paid concurrently;

                           (c) The Lenders shall have reviewed and found satisfactory each of the following:

                                    (1) the Projections;


                                      65-

                                    (2) the terms and conditions of any Material
                  Contracts to which the Borrowers are parties;

                                    (3) the audited consolidated and company
                  prepared consolidating financial statements of the Company and its Subsidiaries for the Fiscal Year ended December 31, 2000, together with any management letter from the Company's auditors;

                                    (4) the internally-prepared financial
                  statements of the Company and its Subsidiaries for the six month fiscal period ended June 30, 2001;

                           (d) The Borrowers shall have completed an Environmental Questionnaire and Disclosure Statement on the Administrative Agent's prescribed form regarding all real property owned or operated by the Borrowers or any of their Subsidiaries, and a Phase I environmental site assessment with respect to such real property, and the information set forth therein shall be satisfactory to Bank of America which shall have reviewed and found satisfactory all information concerning environmental matters on such properties as is available from the United States Environmental Protection Agency and similar Governmental Authorities and deemed appropriate for review by the Administrative Agent; and the Administrative Agent shall have approved the plan of remediation proposed by the Borrowers with respect to any conditions on such real property disclosed by the Environmental Questionnaire and Disclosure Statement or such Phase I environmental site assessments;

                           (e) The representations and warranties of the Borrowers contained in Article 4 shall be true and correct; and

                           (f) The Borrowers shall be in compliance with all the terms and provisions of the Loan Documents, no Default or Event of Default shall have occurred and be continuing, and no event shall have occurred since December 31, 2000 which constitutes a Material Adverse Effect.

In the event that the Lenders determine to waive compliance with any of the conditions precedent set forth in this Section on the Closing Date, the Borrowers agree to fulfill such conditions promptly, and, unless the Requisite Lenders otherwise agree, not later than ten Business Days following the Closing Date.

                  8.2 Any Increasing Loan. The obligation of each Lender to make any Advance which would increase the outstanding principal amount of the Loans, and the obligation of any Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of such an Advance or the issuance of a Letter of Credit:


                                      66-

                           (a) except as disclosed by the Borrowers and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.7 and 4.11) shall be true and correct on and as of the date of the Loan or Letter of Credit as though made on that date;

                           (b) other than matters described in Schedule 4.11, or matters not required as of the Closing Date to be therein described, or matters disclosed by the Borrowers and approved in writing by the Requisite Lenders, there shall not be then pending or threatened in writing any action, suit, proceeding or investigation against or affecting the Borrowers or any of their Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

                           (c) the Administrative Agent shall have received a timely Request for Loan in compliance with Article 2, or the relevant Issuing Lender and the Administrative Agent shall have timely received a Request for Letter of Credit in compliance with Article 2, as applicable; and

                           (d) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to and consistent with the foregoing as the Administrative Agent or the Requisite Lenders reasonably may require.


                                      67-

                                    ARTICLE 9
                         EVENTS OF DEFAULT AND REMEDIES

                  9.1 Events of Default. The existence or occurrence of any one or more of the following events shall constitute an Event of Default:

                           (a) The Borrowers fail to pay any principal or interest in respect of the Loans or Letters of Credit hereunder when due;

                           (b) The Borrowers fail to pay any commitment fee, letter of credit fee, expenses or other amount in respect of the Loans or Letters of Credit hereunder, or any portion thereof, within five days of the date when due;

                           (c) Any failure to comply with any covenant in
         Section 5.6, 5.11, Article 6 or Article 7 hereof when required;

                           (d) Any Borrower or any other Party fails to perform or observe any other covenant or agreement set forth in the Loan Documents on its part to be performed or observed and fails to cure such Default within thirty days following the first occurrence thereof;

                           (e) Any Borrower or any other Party fails to perform or observe any other covenant or agreement contained in any Loan Document other than this Agreement, giving effect to any grace period and/or notice requirements set forth therein;

                           (f) Any representation or warranty made in any Loan Document proves to have been incorrect when made or reaffirmed;

                           (g) The Company or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money or Capital Lease of $500,000 or more in the aggregate, or any guaranty of present or future Indebtedness for borrowed money or Capital Lease of $500,000 or more in the aggregate, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money or Capital Lease of $500,000 or more in the aggregate, or of any guaranty of present or future indebtedness for borrowed money or Capital Lease of $500,000 or more in the aggregate, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due;


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                           (h) Any event occurs which gives the holder or
         holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Indebtedness due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation;

                           (i) This Agreement or any other Loan Document at any time after its execution and delivery and for any reason, other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same (other than in accordance with the terms and conditions of the Loan Documents);

                           (j) Any judgments or arbitration awards are entered against the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $1,000,000 or more in excess of any insurance coverage;

                           (k) The Company or any of its Subsidiaries institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty calendar days after its issue or levy;

                           (l) Any Lien on any Collateral created by any Loan Document, at any time after the execution and delivery of that Loan Document and for any reason, ceases to be perfected or of less than first priority (subject to any Lien permitted by this Agreement);

                           (m) The occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of the Borrowers and their ERISA Affiliates under ERISA as a result thereof exceeds $250,000; or the complete or partial withdrawal by the Borrowers or any of their Subsidiaries or any of their ERISA Affiliates from any


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
         Multiemployer Plan if the aggregate liability of the Borrowers and their ERISA Affiliates as a result thereof exceeds $250,000;

                           (n) The occurrence of an "event of default" (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document;

                           (o) Any judgment, order or ruling, whether or not final, is made by a court of competent jurisdiction that payment of principal or interest or both shall be made to the holder of any Subordinated Obligation which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations;

                           (p) The results of any audit of the Collateral by or on behalf of the Administrative Agent or the Lenders shall bring into question, in the opinion of the Requisite Lenders, (a) the reliability of the accounting practices or financial information provided, employed or generated by any Borrower in connection with the Collateral, or (b) the value of the Collateral in any respect that is material, individually or in the aggregate and, in either such case, the Borrowers shall not have cured such Default to the reasonable satisfaction of the Requisite Lenders within twenty days after notice from the Administrative Agent;

                           (q) The Administrative Agent determines reasonably and in good faith that a circumstance or event has occurred that constitutes a Material Adverse Effect; or

                           (r) The occurrence of a Change in Control.

                   9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Creditor Parties provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law, or in equity, or otherwise:

                           (a) Upon the occurrence of any Event of Default other than an Event of Default described in Section 9.1(k):

                                    (1) the Commitment to make Advances and to
                  issue Letters of Credit and all other obligations of the Creditor Parties and all rights of the Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon the Borrowers, which are expressly waived by the Borrowers, except that the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders), to make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;


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
                                    (2) any Issuing Lender may, or following a
                  request from the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders) shall, demand immediate payment by each Borrower of an amount equal to the aggregate effective face amount of all outstanding Letters of Credit issued to that Borrower as provided in Section 2.5 to be held as cash collateral for the reimbursement obligations of that Borrower under such Letter of Credit; and

                                      (3) the Requisite Lenders (or, to the
                  extent required by Section 11.2, all of the Lenders) may request the Administrative Agent to, and the Administrative Agent thereupon shall, declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrowers.

                           (b) Upon the occurrence of any Event of Default described in Section 9.1(k):

                                      (1) the Commitment to make Advances and to
                  issue Letters of Credit and all other obligations of Creditor Parties and all rights of the Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon the Borrowers, which are expressly waived by the Borrowers, except that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders; and

                                      (2) an amount equal to the aggregate
                  effective face amount of all outstanding Letters of Credit issued to each Borrower shall be forthwith due and payable by that Borrower to the relevant Issuing Lender to be held by such Issuing Lender as cash collateral for the reimbursement obligations of that Borrower to such Issuing Lender with respect to Letters of Credit issued by such Issuing Lender, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are waived by the Borrowers; and

                                      (3) the unpaid principal amount of all
                  Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrowers.


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
                           (c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to or demand upon the Borrowers, which are expressly waived by the Borrowers, may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against the Borrowers and such other rights and remedies as are provided by Law or equity.

                           (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditor Parties, or any of them, shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of the Administrative Agent, acting in such capacity, second, to the principal amount of the Obligations and interest and credit fees thereon, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders for application to Obligations. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Borrowers' Obligations hereunder, payments shall be applied first, to the costs and expenses of the Creditor Parties, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and credit fees) then owing to the Creditor Parties under the Loan Documents. No such application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.


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                                   ARTICLE 10
                            THE ADMINISTRATIVE AGENT

                  10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Requisite Lenders to act for the Issuing Bank with respect thereto: provided , however, the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article 10 included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

                  10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that they select with reasonable care.

                  10.3 Liability of the Administrative Agent. None of the Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Creditor Parties for any recital, statement, representation or warranty made by the Borrowers or any Subsidiary or Affiliate of the Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in


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
         any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other Party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to the Creditor Parties to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Borrowers or any of the Borrowers' Subsidiaries or Affiliates.

                  10.4 Reliance by Administrative Agent.

                           (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by them. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders (and, in a case covered by Section 11.2, of all the Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or, in a case covered by Section 11.2, of all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. Where this Agreement expressly permits or prohibits an action unless the Requisite Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

                           (b) For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

                  10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent


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
for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Requisite Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

                  10.6 Credit Decision. Each other Creditor Party expressly acknowledges that none of the Agent Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers and their Subsidiaries shall be deemed to constitute any representation or warranty by the Administrative Agent to any other Creditor Party. Each other Creditor Party represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank regulatory Laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrowers hereunder. Each other Creditor Party also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the other Creditor Parties by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Borrowers or any of their Subsidiaries which may come into the possession of any of the Agent Related Persons.

                  10.7 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Administrative Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing;


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
provided, however, that no Lender shall be liable for the payment to the Agent Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Agency asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Administrative Agent). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

                  10.8 Bank of America in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers and their Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. With respect to its Advances and its risk participation in Letters of Credit, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include Bank of America in its individual capacity.

                  10.9 Successor Agents. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign upon 30 days' notice to the Lenders. If the Administrative Agent so resigns, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor is appointed prior to the effective date of the resignation, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term "Administrative Agent" shall mean such successor agent and the retiring agent's appointment, powers and duties as Administrative Agent shall be terminated. After


                                      76-
any retiring agent's resignation under this Section, the provisions of this
Article 10 and Sections 11.3, 11.12 and 11.22 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring agent's notice of resignation, the retiring agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the retiring agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

                  10.10 Action by the Administrative Agent; Collateral Matters

                           (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

                           (b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitment and payment in full of all Loans and all other Obligations payable under this Agreement and under any other Loan Document; (ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting Property in which the Borrowers or any Subsidiary of the Borrowers owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrowers or any Subsidiary of the Borrowers under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Requisite Lenders or all the Lenders, as the case may be, as provided in Section 11.2. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10(b).

                           (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Borrowers or any of their Subsidiaries) that the Borrowers' obligations to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender unless all of the Lenders otherwise agree.

                  10.11 Proportionate Interest of the Lenders in Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the


                                      77-

Administrative Agent's rights to reimbursement for its costs and expenses hereunder (including attorneys' fees and disbursements and other professional services and the allocated costs of attorneys employed by the Administrative Agent) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents (other than the Approved Swap Agreement) bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Any obligation owed to a Lender under the Approved Swap Agreement shall rank pari passu with the Obligations under the Loan Documents.


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
                                   ARTICLE 11
                                  MISCELLANEOUS

                  11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Creditor Parties provided herein or in any Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or any Lender's rights to assert them in whole or in part in respect of any other Loan.

                  11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent hereunder or thereunder, and no consent to any departure by any Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of amendments, modifications, supplements, extensions or terminations of or to any Loan Document to which the Borrowers are a Party, the approval in writing of the Borrowers) and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                                    (i) To (A) decrease the principal of, or the
                  amount of principal, principal prepayments or the rate of interest payable on, any Loan, or (B) increase the amount of the Commitment attributable to any Lender, or (C) decrease the rate of any commitment fee or any letter of credit fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or (D) waive an Event of Default consisting of the failure of the Borrowers to pay when due principal, interest, any commitment fee or any letter of credit fee;

                                   (ii) To postpone any date fixed for any
                  payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any commitment fee or letter of credit fee, or to extend the term of the Commitment, or to release the Liens created under any Collateral Document, except to the extent expressly contemplated thereby or to release any Guarantor except in accordance with the terms of the Guaranty;

                                    (iii) To amend the provisions of the
                  definition of "Requisite Lenders", Articles 8 or 9, or this
                  Section 11.2;


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                                    (iv) To amend the Borrowing Base or any of
                  its components, including without limitation, the advance rate percentages or the definitions of Eligible Accounts or Eligible Inventory, in any manner (a) that would result in an increase in the amount of the Borrowing Base, as calculated in accordance with the definition thereof, or (b) which increases the ability of the Borrowers to obtain Loans or Letters of Credit hereunder; or

                                    (v) To amend any provision of this Agreement
                  that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent. Without implying that the Lenders are obligated to agree to any amendment, modification, supplement, extension, termination or waiver requested by the Borrowers, the Lenders may impose such additional conditions and such other fees and expenses (including pursuant to Section 11.3) as the Lenders may deem appropriate in connection with the Lenders' approval thereof.

                  11.3 Costs, Expenses and Taxes. The Borrowers shall pay the reasonable costs and expenses (including any sales, use, value-added, goods, services or other taxes) of (a) the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including fees and out-of-pocket expenses of legal counsel to the Administrative Agent and the allocated costs of internal counsel to the Administrative Agent), (b) of each Creditor Party in connection with any amendment, modification, supplement, extension or waiver of the Loan Documents in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, in each case including filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees (including any sales, use, value-added, goods, services or other taxes) and out-of-pocket expenses of any legal counsel (including the allocated cost of in-house counsel), independent public accountants and other outside experts retained by the Administrative Agent, and including any costs, expenses or fees incurred or suffered by each Creditor Party in connection with or during the course of any bankruptcy or insolvency proceedings of the Borrowers or any Subsidiary thereof, and (c) out-of-pocket costs and expenses of the Administrative Agent incurred in connection with not less than one audit of the Borrowers and their Subsidiaries during each year and with the administration of the Loan Documents. The Borrowers shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of any Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify each Creditor Party from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge that the Creditor Parties may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Creditor Parties under this Section shall


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bear interest from the second Business Day following the date of demand for payment at the Default Rate.

                  11.4 Nature of Lenders' Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditor Parties or any of them pursuant hereto or thereto may, or may be deemed to, make the Creditor Parties a partnership, an association, a joint venture or other entity, either among themselves or with the Borrowers or any Affiliate of any of the Borrowers. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and, in the case of the initial Advances hereunder, is conditioned upon the performance by all other Lenders of their obligations to make Advances. A default by any Lender will not increase the Pro Rata Share of any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.

                  11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder (except to the extent the same relate solely to a specified earlier date), and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or by any Lender or on their behalf.

                  11.6 Notices. Except as otherwise expressly provided in the Loan Documents: (a) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied, delivered by recognized overnight delivery service or hand delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section; and (b) Any notice, request, demand, direction or other communication given by telecopier must be confirmed within two Business Days by letter mailed or delivered to the appropriate party at its address. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Business Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when sent; or if given by recognized overnight delivery service or personal delivery, when delivered.

                  11.7 Execution of Loan Documents. This Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument.


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                  11.8     Binding Effect; Assignment.

                           (a) This Agreement and the other Loan Documents to which any Borrower is a Party will be binding upon and inure to the benefit of the Borrowers, the Creditor Parties, and their respective successors and assigns, except that the Borrowers may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of the Lenders. Each Lender represents that it is not acquiring its interest in the Loans with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such interest must be within the control of such Lender). Any Lender may at any time pledge its interest in the Loans to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                           (b) From time to time, each Lender may assign all or any portion of its Pro Rata Share to any Eligible Assignee; provided that (i) the assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Borrowers (which approval shall not be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) such assignment shall be of the same Pro Rata Share of each Commitment,
         (iv) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Pro Rata Share of the assigning Lender, the assignment shall not assign a Pro Rata Share equivalent to less than $5,000,000 and (v) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its obligations under this Agreement.

                           (c) By executing and delivering an Assignment Agreement, the assignee Lender thereunder acknowledges and agrees that:
         (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance by the Borrowers of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to


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         make its own credit analysis and decision to enter into such Assignment
         Agreement; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                           (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an assignee, and receipt of an assignment fee of $3,500 from such assignee, Administrative Agent shall, promptly following the effective date thereof notify Borrower and each Lender of the identity of the new Lender.

                           (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.5, 3.7, and 11.12 but only to the extent that the cost of such benefits to the Borrowers does not exceed the cost which the Borrowers would have incurred in respect of such Lender absent the participation, (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the assigning Lender's Pro Rata Share and shall not restrict an increase in the Commitment or in the assigning Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders or (B) reduce the rate of interest on the Loans, any fee or any other monetary amount payable to the Lenders.

                  11.9 Foreign Lenders and Participants. Each Lender, and each holder of a participation interest in the Loans that is incorporated under the Laws of a jurisdiction other than the United States of America or any state thereof shall deliver to the Borrowers (with a copy to the Administrative Agent), within twenty days after accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, all appropriate United States Internal Revenue Service forms as the Administrative Agent may require, or such other evidence satisfactory to the Borrowers and the Administrative Agent, to establish that no withholding under the federal income tax Laws is


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
required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to the Borrowers (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by the Borrowers pursuant to this Agreement and (b) take such steps as shall not be disadvantageous to it, in the judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that the Borrowers make any deduction or withholding for taxes from amounts payable to such Person.

                  11.10 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by any Borrower and/or any Property of that Borrower in its possession against the Obligations.

                  11.11 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against the Borrowers, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by the Borrowers or any Person claiming through or succeeding to the rights of any of the Borrowers, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with


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respect to the participation as fully as if that Lender were the original owner of the Obligation purchased.

                  11.12 Indemnity by the Borrowers. The Borrowers agree to indemnify, save and hold harmless each Creditor Party and their respective parent corporations, Subsidiaries, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than any Indemnitee or any Party) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrowers, any Affiliate of the Borrowers or any officer, director or shareholder of the Borrowers in relation to the transactions described herein, provided that the same relates to or arises from this Agreement, any other Loan Document, or any transaction contemplated hereunder or thereunder; (b) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than any Indemnitee or any Party) if the claim, demand, action or cause of action arises out of or relates to the Commitment, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of the Borrowers and the Creditor Parties under this Agreement; (c) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) Any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees (including the allocated cost of in-house counsel) and disbursements and other reasonable professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any such claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify the Borrowers in writing, but the failure promptly to so notify the Borrowers shall not affect the Borrowers' obligations under this Section. Any obligation or liability of the Borrowers to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations.

                  11.13 Nonliability of the Creditor Parties. The Borrowers acknowledge and agree that:

                           (a) Any inspections or audits of any Property of the Borrowers made by or through the Creditor Parties are for purposes of administration of the Loan Documents only and the Borrowers are not entitled to rely upon the same, nor is any Creditor Party obligated to release to the Borrowers any information obtained as a result of such inspection or audit;

                           (b) By accepting or approving anything required to be observed, performed, fulfilled or given to any Creditor Party pursuant to the Loan Documents, the Creditor Parties shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition


                                      85-
         thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Creditor Party; and

                           (c) The relationship among the Borrowers and the Creditor Parties is, and shall at all times remain, solely that of borrowers, guarantors and lenders; no Creditor Party shall under any circumstance be construed to be a partner or joint venturer of the Borrowers or their Affiliates; no Creditor Party shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrowers or their Affiliates, or to owe any fiduciary duty to the Borrowers or their respective Affiliates under this Agreement; the Creditor Parties do not undertake or assume any responsibility or duty to the Borrowers or their respective Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrowers or their respective Affiliates of any matter in connection with their Property or the operations of the Borrowers or their respective Affiliates; the Borrowers and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditor Parties in connection with such matters is solely for the protection of the Creditor Parties and none of the Borrowers nor any other Person is entitled to rely thereon.

                  11.14 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrowers and the Creditor Parties in connection with the Loans and Letters of Credit, and is made for the sole benefit of the Borrowers and the Creditor Parties and the successors and assigns of the Creditor Parties. Except as provided in Section 11.8, no other Person shall have any rights of any nature hereunder or by reason hereof.

                  11.15 Further Assurances. The Borrowers shall, and shall cause their Subsidiaries to, at their expense and without expense to the Creditor Parties, do, execute and deliver such further acts and documents as the Administrative Agent or the Requisite Lenders from time to time reasonably require for the assuring and confirming unto the Creditor Parties of the rights hereby created or intended now or hereafter so to be created, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

                  11.16 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure: (a) To other Lenders; (b) To legal counsel and accountants for the Borrowers, the Administrative Agent or any Lender; (c) To other professional advisors to the Borrowers, the Administrative Agent or any Lender; (d) To regulatory officials having jurisdiction over that Lender; (e) As required by Law or legal process or in connection with any legal proceeding to which that Lender is a party; and (g) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Loans, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential


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information" shall mean any information respecting the Borrowers or their
Subsidiaries reasonably considered by the Borrowers to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by any Borrower to any Person not an Affiliate, agent or employee of the Borrower without a confidentiality agreement substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to any Borrower.

                  11.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

                  11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

                  11.19 Independent Covenants. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

                  11.20 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

                  11.21    Arbitration Reference.

                           (a) Mandatory Arbitration. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association


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         ("AAA"). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                           (b) Real Property Collateral. Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to any Creditor Party which is secured by real property Collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

                           (c) Judicial Reference. A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                           (d) Provisional Remedies, Self-Help and Foreclosure. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property Collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At the Requisite Lenders' option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

                  11.22    Environmental Indemnity.

                           (a) Each Borrower hereby agrees to indemnify, defend and hold harmless each Creditor Party and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including fees and out-of-pocket expenses of legal


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         counsel to the Administrative Agent and the allocated costs of internal counsel to the Administrative Agent and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising, directly or indirectly out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Lien in favor of the Administrative Agent or any Lender. No action taken by legal counsel chosen by the Administrative Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrowers' obligation and duty hereunder to indemnify and hold harmless each Creditor Party.

                           (b) In no event shall any site visit, observation or testing by the Administrative Agent or any Lender (or any contractee of the Administrative Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. None of the Borrowers nor any other Person is entitled to rely on any site visit, observation or testing by the Administrative Agent or any Lender. Neither the Administrative Agent nor any Lender owes any duty of care to protect the Borrowers or any other Person against, or to inform the Borrowers or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Administrative Agent nor any Lender shall be obligated to disclose to the Borrowers or any other Person any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Administrative Agent or any Lender.

                           (c) The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrowers shall defend such Indemnified Person using legal counsel reasonably satisfactory to the Borrowers and such Indemnified Person, at the sole cost and expense of the Borrowers. All amounts owing under this Section shall be paid within 30 days after demand.

                           (d) The Borrowers acknowledge that the Administrative Agent's and Lenders' appraisal of the Real Property is such that Administrative Agent and Lenders are not willing to accept the consequences under any applicable anti-deficiency rules of inclusion of the obligations under this Section among the obligations secured by the Real Property, and that the Administrative Agent and the Lenders would not enter into the Loan Agreement with the Borrowers but for the personal liability undertaken by the Borrowers for such obligations.

                  11.23 Jurisdiction. Except as otherwise expressly provided in any Loan Document, the parties hereto and thereto agree and intend that the proper and exclusive forum for any litigation of any disputes or controversies arising out of or related to the Loan Documents shall be the Superior Court of the State of California for the County of Los Angeles. Notwithstanding the


                                      89-
foregoing, the parties agree that, with respect to any Collateral given by any Borrower or any Affiliate thereof to any of the Creditor Parties located in states or jurisdictions other than California, or in counties of California other than Los Angeles County, the Administrative Agent shall be entitled on behalf of such Creditor Parties to commence actions in such states or jurisdictions, or in such counties of California, against the Borrowers or any Affiliate thereof or other Persons for the purpose of seeking provisional remedies, including actions for claim and delivery of Property, or for injunctive relief or appointment of a receiver, or actions to foreclose upon Liens granted to the Creditor Parties. Each party to any Loan Document, to the extent permitted by applicable Laws, hereby expressly waives any defence or objection to jurisdiction or venue based on the doctrine of forum non conveniens, and stipulates that the Superior Court of the State of California for the County of Los Angeles shall have in personam jurisdiction and venue over such party for the purpose of litigating any dispute or controversy arising out of or related to the Loan Documents. In the event the Borrowers or any Affiliate thereof should commence or maintain any action or proceeding arising out of or related to the Loan Documents in a forum other than the Superior Court of the State of California for the County of Los Angeles, the Creditor Parties shall be entitled to request the dismissal or stay of such action or proceeding, and the Borrowers and their Affiliates stipulate that such action or proceeding shall be dismissed or stayed.

                  11.24 Joint Borrower Provisions. The Borrowers acknowledge that the Loans and Letters of Credit are being extended to the Borrowers on a joint and several basis at their request and as an accommodation to the Borrowers (rather than in separate credit facilities made available to the individual Borrowers) and, in furtherance thereof, hereby consent and agree to the Joint Borrower provisions attached hereto as Exhibit G and incorporated herein by this reference.

                  11.25 GOVERNING LAW. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITH OUT REGARD TO THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION WHICH MAY BE REQUIRED BY THE CHOICE OF LAW AND CONFLICT OF LAWS PROVISIONS THEREOF).

                  11.26 PURPORTED ORAL AMENDMENTS. THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. THE PARTIES HERETO AGREE THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OF THE OTHER LOAN DOCUMENTS.

                [Remainder of this Page Intentionally Left Blank]


                                      90-

                  11.27 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                          Borrowers:

                          JAKKS PACIFIC, INC.
                          FLYING COLORS TOYS, INC.
                          ROAD CHAMPS, INC. and
                          PENTECH INTERNATIONAL INC.

                          By: /s/ JOEL M. BENNETT

                              Joel M. Bennett

                          Title: Exec. V.P./C.F.O. of each of the foregoing

                          Address for notices for each of the foregoing:

                          22619 Pacific Coast Highway, #250
                          Malibu, CA 90265
                          Attn: Chief Financial Officer

                          BANK OF AMERICA, N.A., as Administrative Agent


                          By:      /s/ RONALD R. PARSONS
                                   --------------------------------------
                                   Ronald R. Parsons, Vice President and Manager

                          Address:

                          Bank of America, N.A.
                          800 Fifth Avenue, 37th Floor
                          Mail Code:  WA1-501-37-20
                          Seattle, WA 98104
                          206/358-7578
                          206/358-0971 FAX

                          Attn.:  Ron Parsons, Vice President

                          BANK OF AMERICA, N.A., as Issuing Lender and as a Lender

                          By:      /s/ DAVID J. STASSEL
                                   --------------------------------------
                                   David J. Stassel, Vice President

                          Address:

                          Bank of America, N.A. #1459
                          Mail Code CA 9-156-MZ-07
                          525 South Flower, Mezzanine Level
                          Los Angeles, CA 90071-2202
                          213/345-6931
                          213/345-6982 FAX

                          david.j.stassel@bankamerica.com
                          -----------------------------------------------
                          Commitment Amount  $17,500,000

                          UNITED CALIFORNIA BANK, as a Lender


                          By:  /s/ DIRK PRICE
                                   Dirk Price

                          Title:  Vice President

                          Address for Notices:

                          United California Bank
                          601 South Figueroa Street
                          Los Angeles, California  90017
                          Attn: Dirk Price, Vice President
                          Telephone: 213 896 7850
                          Telecopier: 213 896 7090

                          Commitment Amount: $15,000,000

                          BNP PARIBAS, as Issuing Lender and as a Lender



                          By:  /s/ GERRY ARTEAGA
                               ------------------------------------------
                                 Gerry Arteaga

                          Title:  Vice President
                                  ---------------------------------------

                          BNP Paribas

                          725 South Figueroa Street, Suite 2090
                          Los Angeles, California  90017
                          Attn: Gerry Arteaga, Vice President
                          Telephone: 213 486-9120
                          Telecopier: 213 891-0819

                          Commitment Amount: $12,500,000

                          WASHINGTON MUTUAL BANK, d/b/a
                          WM BUSINESS BANK


                          By: /s/ JAMES S. KNIGHT
                                  James S. Knight

                          Title:  Vice President

                          Address for Notices:

                          1000 Wilshire Boulevard, Suite 100
                          Los Angeles, California 90017
                          Attn: James S. Knight, Vice President
                          Telephone: 213 996-7725
                          Telecopier: 213 996-7780

                          Commitment Amount $5,000,000

                                    EXHIBIT A

                              ASSIGNMENT AGREEMENT

                  THIS ASSIGNMENT AGREEMENT ("Agreement") dated as of __________, _____ is made with reference to that certain Loan Agreement dated as of October 12, 2001 (as it may from time to time be amended, restated, extended, renewed, modified or supplemented, the "Loan Agreement") by and among JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC., a Delaware corporation (collectively, "Borrowers"), the Lenders referred to therein and Bank of America, N.A., as Administrative Agent, and is entered into between the "Assignor" described below, in its capacity as a Lender under the Loan Agreement, and the "Assignee" described below.

                  Assignor and Assignee hereby represent, warrant and agree as follows:

                  1. Definitions. Capitalized terms defined in the Loan Agreement are used herein with the meanings set forth for such terms in the Loan Agreement. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

         "Assignee" means ____________________________.

         "Assigned Pro Rata Share" means _____% of the Commitment of the Lenders under the Loan Agreement which equals $____________.

         "Assignor" means _____________________________.

         "Effective Date" means ______________, _____, the effective date of this Agreement determined in accordance with Section 11.8 of the Loan Agreement.

                  2. Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:

                           a. As of the date hereof, the Pro Rata Share of the
Assignor is ____% of the Commitment (without giving effect to assignments thereof which have not yet become effective). The Assignor is the legal and beneficial owner of the Assigned Pro Rata Share and the Assigned Pro Rata Share is free and clear of any adverse claim.

                           b. As of the date hereof, the outstanding principal
balance of Loans made by the Assignor under the Assignor's Pro Rata Share of the Commitment is $_________, and Assignor's ratable participation in outstanding Letters of Credit is $___________.

                           c. The Assignor has full power and authority, and has
taken all action necessary, to execute and deliver this Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith; and

                           d. This Agreement constitutes the legal, valid and
binding obligation of the Assignor.

The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, or any of them, or the performance by Borrowers, or any of them, of the Obligations, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, or sufficiency of the Loan Agreement or any other Loan Document other than as expressly set forth above.

                  3. Representations and Warranties of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

                           a. The Assignee has full power and authority, and has
taken all action necessary, to execute and deliver this Agreement, and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith;

                           b. This Agreement constitutes the legal, valid and
binding obligation of the Assignee;

                           c. The Assignee has independently and without
reliance upon the Administrative Agent or Assignor and based on such documents and information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Assignee will, independently and without reliance upon the Administrative Agent or any Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement;

                           d. The Assignee has received copies of such of the
Loan Documents delivered pursuant to Section 8.1 of the Loan Agreement as it has requested, together with copies of the most recent financial statements delivered pursuant to Section 7.1 of the Loan Agreement;

                           e. The Assignee will perform in accordance with their
respective terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; and

                           f. The Assignee is an Eligible Assignee.

                  4. Assignment. On the terms set forth herein, the Assignor, as of the Effective Date, hereby irrevocably sells, assigns and transfers to the Assignee all of the rights and obligations of the Assignor under the Loan Agreement, the other Loan Documents and the Assignor's Pro Rata Share of the Commitment to the extent of the Assigned Pro Rata Share, and the Assignee irrevocably accepts such assignment of rights and assumes such obligations from the Assignor on such terms and effective as of the Effective Date. As of the Effective Date, the Assignee shall have the rights and obligations of a "Lender" under the Loan Documents, except to the extent of any arrangements with respect to payments referred to in Section 5 hereof. Assignee hereby appoints and authorizes the Administrative Agent to take such action and to exercise such powers under the Loan Agreement as are delegated to the Administrative Agent by the Loan Agreement.

                  5. Payment. On the Effective Date, the Assignee shall pay to the Assignor, in immediately available funds, an amount equal to the purchase price of the Assigned Pro Rata Share, as agreed between the Assignor and the Assignee pursuant to a letter agreement of even date herewith. Such letter agreement also sets forth the agreement between the Assignor and the Assignee with respect to the amount of interest, fees, and other payments with respect to the Assigned Pro Rata Share which are to be retained by the Assignor. Assignee shall also pay to the Administrative Agent an assignment fee of $3,500, if applicable, in accordance with Section 11.8 of the Loan Agreement.

                  The Assignor and the Assignee hereby agree that if either receives any payment of interest, principal, fees or any other amount under the Loan Agreement, their respective Pro Rata Shares of the Commitment or any other Loan Documents which is for the account of the other, it shall hold the same in trust for such party to the extent of such party's interest therein and shall promptly pay the same to such party.

                  6. Principal, Interest, Fees, etc. Any principal that would be payable and any interest, fees and other amounts that would accrue from and after the Effective Date to or for the account of the Assignor pursuant to the Loan Agreement and its Pro Rata Share of the Commitment shall be payable to or for the account of the Assignor and the Assignee, in accordance with their respective interests as adjusted pursuant to this Agreement.

                  7. Further Assurances. Concurrently with the execution of this Agreement, the Assignor shall execute two counterpart original Requests for Registration, in the form of Exhibit A to this Agreement, to be forwarded to the Administrative Agent. The Assignor and the Assignee further agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, and the Assignor specifically agrees to cause the delivery of (i) two original counterparts of this Agreement and (ii) the Request for Registration, to the Administrative Agent for the purpose of registration of the Assignee as a "Lender" pursuant to Section 11.8 of the Loan Agreement.

                  8. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LOCAL LAWS OF THE STATE OF CALIFORNIA. FOR ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT, THE ASSIGNEE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA.

                  9. Notices. All communications among the parties or notices in connection herewith shall be in writing, hand delivered or sent by registered airmail, postage prepaid, or by telex, telegram or cable, addressed to the appropriate party at its address set forth on the signature pages hereof. All such communications and notices shall be effective upon receipt.

                  10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that the Assignee shall not assign its rights or obligations under this Agreement without the prior written consent of the Assignor and any purported assignment, absent such consent, shall be void. Nothing contained in this Section shall restrict the assignment by Assignee of its rights under the Loan Documents following the Effective Date.

                  11. Interpretation. The headings of the various sections hereof are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officials, officers or agents thereunto duly authorized as of the date first above written.

                                         "Assignor"

                                         _______________________________________


                                         By:____________________________________

                                             Its:_______________________________

                                         Address:     __________________________
                                                      __________________________
                                                      __________________________
                                         Attention:   __________________________
                                         Telephone:   __________________________
                                         Telecopier:  __________________________


                                         "Assignee"

                                         _______________________________________


                                         By:____________________________________

                                             Its:_______________________________

                                         Address:     __________________________
                                                      __________________________
                                                      __________________________
                                         Attention:   __________________________
                                         Telephone:   __________________________
                                         Telecopier:  __________________________

                        Exhibit A to Assignment Agreement

                            REQUEST FOR REGISTRATION

To: Bank of America, N.A., as Administrative Agent, and Borrowers (as defined below)


                  THIS REQUEST FOR REGISTRATION is made as of the date of the enclosed Assignment Agreement with reference to that certain Loan Agreement dated as of October 12, 2001 by and among JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC., a Delaware corporation (collectively, "Borrowers"), the Lenders therein named, and Bank of America, N.A., Administrative Agent (as amended as of the date hereof, the "Loan Agreement").

                  The Assignor and Assignee described below hereby request that Administrative Agent register the Assignee as a Lender pursuant to Section 11.8 of the Loan Agreement effective as of the Effective Date described in the Assignment Agreement. Enclosed with this Request are two counterpart originals of the Assignment Agreement.

                  IN WITNESS WHEREOF, the Assignor and Assignee have executed this Request for Registration by their duly authorized officers as of
________________.

"Assignor"                                "Assignee"

______________________________________    ______________________________________


By:___________________________________    By:___________________________________

     Its:_____________________________         Its:_____________________________

                  CONSENT OF ADMINISTRATIVE AGENT AND BORROWERS

TO: The Assignor and Assignee referred to in the above Request for Registration


                  When countersigned by both Borrowers and Administrative Agent below, this document shall certify that:

         [ ]      [CHECK HERE IF BORROWERS' SIGNATURE IS REQUIRED PURSUANT TO
                  SECTION 11.8(b)(i) OF THE LOAN AGREEMENT:]

                  1. Borrowers have consented, pursuant to the terms of the Loan Documents, to the assignment by the Assignor to the Assignee of the Assigned Pro Rata Share.

                  2. Administrative Agent has registered the Assignee as a Lender under the Loan Agreement, effective as of the Effective Date described above, with a Pro Rata Share of the Commitment corresponding to the Assigned Pro Rata Share and has adjusted the registered Pro Rata Share of the Commitment of the Assignor to reflect the assignment of the Assigned Pro Rata Share.

Approved:

JAKKS PACIFIC, INC.                            BANK OF AMERICA, N.A.,
FLYING COLORS TOYS, INC.                       as Administrative Agent
ROAD CHAMPS, INC. and
PENTECH INTERNATIONAL INC.



By:______________________________              By:______________________________

Title:____________________________ of          Title:___________________________
each of the foregoing

                                    EXHIBIT B

                           BORROWING BASE CERTIFICATE

TO:      BANK OF AMERICA, N.A., as Administrative Agent


                  This Borrowing Base Certificate ("Certificate") is delivered pursuant to the Loan Agreement dated as of October 12, 2001 among JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC. a Delaware corporation (collectively, "Borrowers"), the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent (as it may from time to time be amended, restated, extended, renewed, modified or supplemented, the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined in this Certificate shall have the meanings defined for them in the Loan Agreement. Section references herein relate to the Loan Agreement unless stated otherwise. This Certificate covers the calendar month ending _______, _____ (the "Test Date"), and is delivered to the Administrative Agent pursuant to Section 7.1(a) of the Loan Agreement.

                  The following calculations determine the Borrowing Base as of the Test Date and current borrowing availability under the Loan Agreement and the related Loan Documents. Such calculations are derived from the books and records of Borrower in accordance with the relevant definitions of financial terms set forth in Section 1.1 of the Loan Agreement:

A.       BORROWING BASE

         (1) Eligible Accounts Component (all accounts are calculated at book value).

                  (a)      Eligible Accounts Calculation.

                           (i) accounts receivable of the Borrowers as of the
                           Test Date as to which the Administrative Agent holds         $
                           a first priority perfected security interest                  --------

                           less (ii) the following accounts receivable, to the extent included in (i), (without duplication):

                           (A) accounts receivable of any Borrower that did not
                           arise in the ordinary course of business of that             $
                           Borrower.                                                     --------

                           (B) accounts receivable of any Borrower which do not
                           represent amounts owed for services rendered or goods        $
                           delivered.                                                    --------

                           (C) accounts receivable of any Borrower which were
                           not the subject of invoices sent to the relevant
                           account debtors within 5 days of shipment of the
                           related goods or the rendering of the related                $
                           services.                                                     --------

                           (D) accounts receivable of any Borrower which are not
                           due and payable within 90 days of the issuance of the        $
                           invoice.                                                      --------

                           (E) accounts receivable of any Borrower which are
                           more than 60 days past due (or more than 90 days from        $
                           the issuance of the invoice).                                 --------

                           (F) accounts receivable of any Borrower which
                           represent amounts owed to such Borrower for goods            $
                           shipped on a consignment or "bill and hold" basis.            --------

                           (G) accounts receivable of any Borrower which have as
                           the account debtor a Person who is the subject of any        $
                           pending proceeding under any Debtor Relief Law.               --------

                           (H) accounts receivable of any Borrower which have as
                           the account debtor any Governmental Agency or any
                           Affiliate, officer or employee of any Borrower or its        $
                           Subsidiaries.                                                 --------

                           (I) accounts receivable of any Borrower which have as
                           the account debtor a Person located outside the
                           United States and Canada, unless the payment of such
                           accounts receivable are secured by an acceptable
                           letter of credit issued to that Borrower by a Bank           $
                           reasonably acceptable to the Requisite Lenders.               --------

                           (J) accounts receivable of any Borrower due from an
                           account debtor or its Affiliates if 25% or more of
                           the aggregate accounts receivable due from that              $
                           account debtor do not qualify as "Eligible Accounts".         --------

                           (K) accounts receivable of any Borrower due from an
                           account debtor which, if added to all other accounts         (K) shall be
                           receivable owing from such account debtor, causes the        increased to
                           total of all accounts receivable owing from that             the amounts
                           account debtor to exceed 10 percent (10%) of all             set forth in
                           accounts receivable of all account debtors, provided         the
                           that as to the Approved Customers, the limit                 definition
                           expressed in this clause                                     thereof in

                           the Loan Agreement.


                                                                                        $
                                                                                         --------

                           (L) accounts receivable of any Borrower which are
                           subject to any known or asserted offset, counterclaim
                           or defense, or with respect to which the account             $
                           debtor has disputed its liability.                            --------

                           (M) contra accounts of any Borrower with respect to
                           an account debtor as a result of amounts owing from          $
                           the Borrowers to such account debtor.                         --------

                           (N) accounts receivable of any Borrower which are
                           unenforceable unless a future condition is met,
                           including any accounts receivable arising out of
                           cash-on-delivery sales, consignments or guaranteed           $
                           sales.                                                        --------

                           (O) accounts receivable of any Borrower which are            $
                           evidenced by a promissory note or other instrument.           --------

                           (P) accounts receivable of any Borrower which have
                           been the subject of a "rebilling" or any other
                           re-invoicing of such account receivable submitted to
                           the relevant account debtor on a date which is more
                           than 30 days following the date upon which the
                           initial invoice with respect to such account                 $
                           receivable was submitted to that account debtor               --------

                           (Q) accounts receivable of any Borrower which have
                           otherwise been objected to by the Requisite Lenders
                           in the exercise of their reasonable discretion for a
                           reason which is not the express subject matter of any        $
                           of clauses (A) through (P) above.                             --------

                           equals (iii) Eligible Accounts [(i) - (ii)]                  $
                                                                                         --------

                  (b)      Eligible Accounts Component.

                           (i)      Eligible Accounts (from item 1(a)(iii)              $
                                    above)                                               --------

                           times (ii) 70%                                               x 0.70(1)

                           equals Eligible Accounts Component [(i)  x (ii)]             $
                                                                                         ========
         (2)      Eligible Inventory Component (The "value" of Eligible
                  Inventory as used in this item 2 shall be determined in
                  accordance with GAAP based on the lower of cost or market
                  value on a "first-in, first-out" basis. For purposes of the foregoing sentence, "cost" shall mean the Borrowers' direct cost in acquiring such Eligible Inventory and shall not
                  include any allocation of the Borrowers' operating expenses or overhead in determining such cost).

                  (a)      Eligible Inventory Calculation.

                           (i)      value of the finished goods inventory               $
                                    of the Borrower as of the Test Date.                 --------

                           less (ii) the value of the following inventory, to the extent included in (i) (without duplication):

                           (A) finished goods inventory of any Borrower that is
                           subject to any Lien, other than any Lien in favor of         $
                           the Administrative Agent.                                     --------

                           (B) finished goods inventory of any Borrower that is
                           damaged, defective, unsalable, slow-moving or                $
                           otherwise unfit for use.                                      --------

                           (C) inventory of any Borrower consisting of work-in-
                           progress, packaging materials, pallets, bags, boxes,
                           capitalized depot freight and handling costs or              $
                           supplies, or discontinued inventory.                          --------

                           (D) inventory of any Borrower which is located at
                           locations other than those described on Schedule 1.1
                           to the Loan Agreement or such other locations of
                           which the Borrowers have advised the Administrative          $
                           Agent in writing.                                             --------


--------

(1) or such lower advance rate as the Administrative Agent or the Requisite Lenders shall have determined in accordance with the Loan Agreement.

                           (E) inventory of any Borrower covered by a negotiable
                           document of title which has not been delivered to the        $
                           Administrative Agent in pledge.                               --------

                           (F) inventory of any Borrower other than that which
                           is held for sale or use in the ordinary course of
                           such Borrower's business and is of good and                  $
                           merchantable quality.                                         --------

                           (G) inventory of any Borrower which has been placed on consignment.

                           (H) finished goods inventory of any Borrower that has
                           otherwise been objected to by the Requisite Lenders
                           in the exercise of their reasonable discretion for a
                           reason which is not the express subject matter of any        $
                           of clauses (A) through (G) above.                             --------


                           equals (iii) the value of Eligible Inventory [(i) -          $
                           (ii)]                                                         --------

                  (b)      Eligible Inventory Component

                           (i) value of Eligible Inventory (from item 2(a)(iii) above).

                           times (ii) the Inventory Advance Rate                        x
                                                                                         --------
                           equals Eligible Inventory Component [(i) x (ii)]             $
                                                                                         ========

         (3)      Borrowing Base.
                                                                                        $
                  (a)      Eligible Accounts Component (item 1(b))                       --------

                  plus (b) Eligible Inventory Component (item 2(b)) (provided
                  that the amount resulting from item 2(b) shall not be in              $
                  excess of up                                                           --------

                  to 20% of the Borrowing Base)

                  equals Borrowing Base [(a) + (b)]                                     $
                                                                                         ========

B.       NET BORROWING AVAILABILITY

         Borrower's net borrowing availability as of the Test Date is $___________, calculated as follows:

         (1)      Lesser of:

                  (a)      Borrowing Base (item A above) less any                       $
                           Availability Reserves                                         --------

                                       and

                  (b)      the aggregate Commitment as of the                           $
                           Test Date                                                     --------

         Less (2) the sum of (i) the aggregate outstanding principal balance of         $
         the                                                                             --------

         Loans and (ii) the Letter of Credit Usage, each as of the Test Date

         equals (3) Borrower's net borrowing availability [(1) - (2)]                   $
                                                                                         ========

C. This Borrowing Base Certificate is executed on ___________, _____, by the Chief Financial Officer of Borrowers. The undersigned hereby further certifies that each and every matter contained herein is derived from the books and records of the Borrowers and is true and correct in all material respects.



                                     -------------------------------------------

                                                       , Chief Financial Officer
                                     ------------------

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE

TO: BANK OF AMERICA, N.A., as Administrative Agent

      This Compliance Certificate ("Certificate") is delivered pursuant to the Loan Agreement dated as of October 12, 2001 among JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC., a Delaware corporation (collectively, "Borrowers"), the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent (as it may from time to time be amended, restated, extended, renewed, modified or supplemented, the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined in this Certificate shall have the meanings defined for them in the Loan Agreement. Section references herein relate to the Loan Agreement unless stated otherwise.

      This Certificate is delivered in accordance with Section 7.2 of the Loan Agreement by a Senior Officer of Borrower. This Certificate is delivered as of the last day of the [Fiscal Quarter] [Fiscal Year] ended _________________, ____, (the "Test Date"). Computations indicating compliance with respect to the covenants contained in Sections 6.5(c), 6.8(c) and (d), 6.11(f) and (g), 6.12, 6.13, 6.14, 6.15, and 6.18 of the Loan Agreement are set forth below.

I. Section 6.5(c) - Distributions. During the twelve month period ending on the Test Date, the aggregate consideration paid towards repurchase of shares of the capital stock of the Company from public shareholders and immaterial fractional shares in connection with any stock split, provided that no Default or Event of Default exists or would have resulted from any such repurchase after giving pro forma effect to the making of the Distribution as of the last day of the most recent Fiscal Quarter for which the Borrowers are required to have delivered a Compliance Certificate, was $______________.

      Maximum Permitted:             $10,000,000

II.   Section 6.8(c) and (d) - Indebtedness and Contingent Obligations.

      A. As of the Test Date, the aggregate principal amount of Subordinated Obligations issued to sellers in connection with Permitted Acquisitions was $_______________.

      Maximum Permitted:             $10,000,000

      B. During the Fiscal Year, or portion thereof, ending on the Test Date, the aggregate amount of purchase-money Indebtedness and obligations incurred in connection with Capital Leases was $______________.

      Maximum Permitted
      in any Fiscal Year:            $ 4,000,000

      C. The aggregate amount of purchase-money Indebtedness and obligations in connection with Capital Leases incurred by Persons which are not Borrowers was $
______________.

      Maximum Permitted:             $ 2,000,000

III.  Section 6.11(f) and (g) - Investments.

      A. As of the Test Date, the aggregate amount of Investments made in Permitted Joint Ventures, made under Section 6.11(f) or Section 6.11(g), following the Closing Date was $______________.

      Maximum Permitted:             $ 10,000,000

      B. As of the Test Date, the aggregate amount of (a) Investments made in Permitted Joint Ventures, made under Section 6.11(f) or Section 6.11(g), following the Closing Date and (b) all other Permitted Acquisitions which have then been consummated, was $_______________.

      Maximum Permitted:             $50,000,000 in Cash and Property (other
                                     than capital stock of the Company)

                                     $75,000,000 in Cash and Property (including capital stock of the Company)

      C As of the Test Date, the aggregate amount of other Investments not otherwise provided for in Section 6.11(a) - (f), was $_______________.

      Maximum Permitted:             $ 5,000,000

      C As of the Test Date, the aggregate amount of Permitted Joint Ventures not otherwise provided for in Section 6.11(a) - (f), was $_______________.

      Maximum Permitted:            $ 1,000,000


IV. Section 6.12 - Leverage Ratio. The Leverage Ratio, as of the Test Date, was ____:1.00.

      Maximum Permitted:              1.75:1.00

The Leverage Ratio is calculated as follows:

      As of the Test Date:

      (a)   the sum of (without duplication):

            (i) the Company's consolidated
            liabilities for borrowed money
            (excluding all Subordinated Obligations)             $___________

            plus (ii) the Company's consolidated
            interest bearing obligations                         $___________

            plus (iii) the Company's consolidated
            obligations under Capital Leases                     $___________

            plus (iv) the Company's consolidated
            obligations to reimburse the issuer of
            any letter of credit (including any
            Letter of Credit issued by the Issuing
            Lender under the Loan Agreement) for
            amounts drawn or which may be drawn
            under such letters of credit, other than
            Letters of Credit issued for the importation
            or purchase of goods                                 $___________

            plus (v) without duplication as to the
            foregoing, any obligation to the extent
            secured by a Lien on the assets of the
            Company or any of its Subsidiaries                   $____________

            plus (vi) all guaranties of financial
            obligations issued by the Company or
            any of its Subsidiaries                              $____________

            equals [(i)+(ii)+(iii)+(iv)+(v)+(vi)]                $____________

      divided by

      (b)   EBITDA for the twelve month period ending
            on the Test Date (the "Test Period")
            (as calculated below)                                $____________


   equals   Leverage Ratio [(a)/(b)]                             ________:1.00


EBITDA is calculated as follows.

As determined in accordance with Generally Accepted Accounting Principles:

      (a)   EBITDA

            (i) Net Income for the Test Period                   $___________

            plus (ii) to the extent deducted in arriving
            at Net Income, income tax expense                    $___________

            plus (iii) to the extent deducted in arriving
            at Net Income, gross interest expense                $___________

            plus (iv) to the extent deducted in arriving
            at Net Income, depreciation                          $___________

            plus (v) to the extent deducted in arriving
            at Net Income, amortization (or minus
            non-cash gains or reserve reversals)                 $___________

            minus (vi) to the extent deducted in
            arriving at Net Income, extraordinary
            income/gains (except to the extent of any
            corresponding extraordinary cash losses
            incurred during the same period)                     $___________

            minus (vii) gains (or plus losses) on sales
            of fixed assets                                      $___________

            equals EBITDA
            [(i)+(ii)+(iii)+(iv)+(v)-(vi)-(vii)]                 $___________

V.    Section 6.13 - Quick Ratio.

      A. The Consolidated Quick Ratio, as of the last day of the calendar month ending on the Test Date, was ____:1.00.

      Minimum Permitted:             1.25:1.00

The Consolidated Quick Ratio is calculated as follows.

      As of the last day of the calendar month ending on the Test Date:

      (a)   the sum of:

            (i) the market value of the Company's
            consolidated Cash, Cash Equivalents
            and marketable Securities                            $____________

            plus (ii) the gross amount of the

            Company's consolidated trade
            accounts receivable                                  $____________

            equals [(i)+(ii)]                                    $____________

      divided by (b) the sum of:

            (i) the Company's consolidated
            current liabilities, determined in
            accordance with Generally Accepted
            Accounting Principles                                $____________

            plus (ii) the aggregate outstanding
            Obligations                                          $____________

            equals [(i)+(ii)]                                    $____________

      equals [(a)/(b)]                                           ______:1.00

      B. The Borrowers Quick Ratio, as of the last day of the calendar month ending on the Test Date, was _____:1.00.

      Minimum Permitted:             1.00:1.00

The Borrower Quick Ratio is calculated as follows.

      As of the last day of the calendar month ending on the Test Date:

      (a)   the sum of:

            (i) the market value of the Borrowers'
            combined Cash, Cash Equivalents
            and marketable Securities                            $____________

            plus (ii) the gross amount of the
            Borrowers' consolidated trade accounts
            receivable                                           $____________

            equals [(i)+(ii)]                                    $____________

      divided by (b) the sum of:

            (i) the Borrowers' combined
            current liabilities, determined in
            accordance with Generally Accepted
            Accounting Principles                                $____________
            plus (ii) the aggregate outstanding
            Obligations                                          $____________

            equals [(i)+(ii)]                                    $____________

      equals [(a)/(b)]                                           ______:1.00

VI. Section 6.14 - Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the Test Date, was ____:1.00.

      Minimum Permitted:             1.30:1.00 for any Fiscal Quarter ending on
                                     or before December 31, 2001

                                     1.40:1.00 for any Fiscal Quarter ending
                                     thereafter

The Fixed Charge Coverage Ratio is calculated as follows:

      As of the Test Date:

      (a)   the sum of:

            (i)   EBITDA for the Test Period
                  (as determined above)                          $___________

            minus (ii) Capital Expenditures made in
            cash during the Test Period (net of any
            portion thereof representing amounts
            expended using funds received from
            insurance proceeds, trade-in allowances
            or the sale of similar assets being
            replaced)                                            $____________

            minus (iii) state and federal income taxes
            paid in cash during the Test Period                  $____________

            equals [(i)-(ii)-(iii)]                              $____________

      divided by (b) the sum of:

            (i)   Interest Expense paid in cash during
                  the Test Period                                $____________

            plus (ii) the amount of payments of principal
                      scheduled to be made by the Company
                      and its Subsidiaries with respect to
                      Indebtedness during the twelve month
                      period following the Test Date (other
                      that intercompany Indebtedness)            $____________

            plus (iii) 20% of the average principal amount
                      of the Commitment during the Test
                      Period                                     $____________

            plus (iv) any Distributions made by the
                      Company during the Test Period             $____________

            equals [(i)+(ii)+(iii)+(iv)]                         $____________

      equals Fixed Charge Coverage Ratio [(a)/(b)]               _______:1.00

VII. Section 6.15 - Net Worth. Net Worth, as of the Test Date, was
$_____________.

      Minimum Permitted:

      the sum of:

      (a)   $180,000,000                                         $180,000,000

      plus (b) 75% of the cumulative Net Income
      for each Fiscal Quarter which has ended
      following the Closing Date (without reduction
      for any net loss experienced in any Fiscal
      Quarter)                                                   $___________

      plus (c) the Net Cash Proceeds of any sale by
      the Company or its Subsidiaries of their
      respective equity Securities to any third party
      following the Closing Date                                 $___________

      equals Minimum Net Worth [(a)+(b)+(c)]                     $___________

VIII. Section 6.18 - Clean Down. [compute only during the Clean Down Period] As of the Test Date, the highest aggregate outstanding principal amount of the Obligations during the Clean Down Period was $______________.

      Maximum Permitted:             $30,000,000 during the Clean Down Period

IX. A review of the activities of Borrowers and their Subsidiaries during the fiscal period covered by this Certificate has been made under the supervision of the undersigned with a view to determining whether during the fiscal period ending on the Test Date Borrowers and their Subsidiaries performed and observed all of their respective obligations under the Loan Documents. To the best knowledge of the undersigned, during the period ending on the Test Date, all covenants and conditions have been so performed and observed and no Default or Event of Default has occurred and is continuing, with the exceptions set forth below in response to which Borrowers have taken or propose to take the following actions (if none, so state).

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

X. The undersigned Senior Officer of Borrowers certifies that the calculations made and the information contained herein are derived from the books and records of Borrowers and that each and every matter contained herein correctly reflects those books and records.

XI. To the best knowledge of the undersigned no event or circumstance has occurred that constitutes a Material Adverse Effect since the date the most recent Certificate was executed and delivered.


Dated:  _______________


                               ________________________________________

                               ________________________________________
                               Printed Name and Title of Senior Officer of JAKKS Pacific, Inc., Flying Colors Toys, Inc., Road Champs, Inc. and Pentech International
                               Inc.

                                    EXHIBIT D

                          REQUEST FOR LETTER OF CREDIT

      This REQUEST FOR LETTER OF CREDIT is executed and delivered by JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC., a Delaware corporation (collectively, "Borrowers") with reference to the Loan Agreement dated as October 12, 2001 among the Borrowers, the Lenders therein named and Bank of America, N.A., as Administrative Agent (as it may from time to time be amended, restated, extended, renewed, modified or supplemented, the "Loan Agreement"). Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.

      Borrowers hereby jointly and severally request that the Issuing Lender issue a Letter of Credit pursuant to the Loan Agreement as follows:

      AMOUNT OF REQUESTED LETTER OF CREDIT:  ______________

      DATE OF REQUESTED ISSUANCE: _________________

      BENEFICIARY: _________________________

      Terms:  Attached

            Attached hereto is an application for letter of credit on Issuing Lender's standard form. In connection with the requested Letter of Credit, Borrowers hereby jointly and severally certify that

      a. except as disclosed by Borrowers and approved in writing by the Requisite Lenders, the representations and warranties contained in
            Article 4 (other than Sections 4.7 and 4.11) are true and correct on and as of the date hereof as though made on that date;

      b. other than matters described in Schedule 4.11, or matters not required as of the Closing Date to be therein described, or matters disclosed by Borrowers and approved in writing by the Requisite Lenders, there is not any pending or threatened in writing action, suit, proceeding or investigation against or affecting Borrowers or any of their Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

      c. giving effect to the requested Letter of Credit, (A) the sum of the aggregate outstanding principal balance of the Loans plus the Letter of Credit Usage does not exceed (B) the lesser of the Borrowing Base or the Commitment or (C) $30,000,000 [applies only during the Clean Down Period];

      d. giving effect to the requested Letter of Credit, the aggregate effective face amount of all Letters of Credit issued in support of the purchase of merchandise by the Borrowers and their Subsidiaries does not exceed $15,000,000;

      e. giving effect to the requested Letter of Credit, the aggregate undrawn effective amount of all Standby Letters of Credit does not exceed $2,000,000; and

      f. giving effect to the requested Letter of Credit, the aggregate outstanding principal balance of the Loans is $______________ and the Letter of Credit Usage is $______________.

      This Request for Letter of Credit is executed on __________, _____, by a Responsible Official of the Borrowers. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct.

                                     JAKKS PACIFIC, INC.
                                     FLYING COLORS TOYS, INC.
                                     ROAD CHAMPS, INC.
                                     PENTECH INTERNATIONAL INC.


                                     By: _______________________________________

                                     Title: ____________________________________
                                     of each of the foregoing

                                    EXHIBIT E

                                REQUEST FOR LOAN

      1. This REQUEST FOR LOAN is executed and delivered by JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC., a Delaware corporation (collectively, "Borrowers") with reference to the Loan Agreement dated as October 12, 2001 among the Borrowers, the Lenders therein named and Bank of America, N.A., as Administrative Agent (as it may from time to time be amended, restated, extended, renewed, modified or supplemented, the "Loan Agreement"). Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.

      2. Borrowers hereby jointly and severally request that the Lenders make a Loan pursuant to the Loan Agreement as follows:

                  (a)   Amount of Requested Loan: $_____________(1/)

                  (b)   Date of Requested Loan: ________________

                  (c)   Type of Requested Loan (check one box only)

            / /   Base Rate

            / /   Eurodollar Rate for a Eurodollar Period of ________ Months(2/)

                  (d) Giving effect to the requested Loan, the aggregate Loans outstanding under the Commitment will be $__________________.

      3. In connection with the request, Borrowers hereby jointly and severally certify that:

                  (a) except as disclosed by Borrowers and approved in writing by the Requisite Lenders, the representations and warranties contained in
      Article 4 (other than Sections 4.7 and 4.11) are true and correct on and as of the date hereof as though made on that date; and

                  (b) other than matters described in Schedule 4.11, or matters not required as of the Closing Date to be therein described, or matters disclosed by Borrowers and


----------

(1/) Unless the Lender otherwise consents, each Base Rate Loan shall not be less than $500,000 and in an integral multiple of $100,000 and each Eurodollar Rate Loan shall not be less than $1,000,000 and in an integral multiple of $100,000.

(2/)  Specify whether 1, 2, 3 or 6-month Eurodollar Period.

      approved in writing by the Requisite Lenders, there is not any pending or threatened in writing action, suit, proceeding or investigation against or affecting Borrowers or any of their Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect.

      4. This Request for Loan is executed on ________________, by a Responsible Official of the Borrowers. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct.

                                     JAKKS PACIFIC, INC.
                                     FLYING COLORS TOYS, INC.
                                     ROAD CHAMPS, INC.
                                     PENTECH INTERNATIONAL INC.


                                     By: _______________________________________

                                     Title: ____________________________________
                                     of each of the foregoing

                                    EXHIBIT F

                            REQUEST FOR REDESIGNATION



      1. This REQUEST FOR REDESIGNATION is executed and delivered by JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, and PENTECH INTERNATIONAL INC., a Delaware corporation (collectively, "Borrowers") with reference to the Loan Agreement dated as of October 12, 2001 among the Borrowers, the Lenders therein named and Bank of America, N.A., as Administrative Agent (as it may from time to time be amended, restated, extended, renewed, modified or supplemented, the "Loan Agreement"). Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.

      2. Borrowers hereby jointly and severally request that the Administrative Agent redesignate certain outstanding Loans heretofore made or redesignated for the account of Borrowers pursuant to the Loan Agreement, as set forth below:

            A.    Type of Loan under which Redesignation is requested:

                  [ ]   Base Rate Loan

                  [ ]   Eurodollar Rate Loan

            B.    Redesignation:

                  (a)   Base Rate Loans:

                        (i)   Total Amount of Loans to be Redesignated: $______.

                        (ii)  Date of Redesignation: ___________, _____.

                        (iii) Type of Loan as so redesignated (check one box
                              only):

                              [ ] Eurodollar Rate Loan with a _____-month Interest Period.(1)

                              [ ]   Base Rate Loan

                  (b)   Eurodollar Rate Loans

                        (i)   Total Amount of Loans to be Redesignated: $______.

                        (ii)  Date of Redesignation: ___________, ____.


----------

(1)   Specify whether 1, 2, 3 or 6-month Eurodollar Period.

                        (iii) Type of Loan as so redesignated (check one box
                              only):

                              [ ] Eurodollar Rate Loan with a _____-month Interest Period.(2)

                              [ ]   Base Rate Loan

      3. In connection with the redesignation requested herein, Borrowers hereby jointly and severally represent, warrant and certify that, as of the date of the redesignation requested herein:

                  (a) except as disclosed by Borrowers and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.7 and 4.11) will be true and correct, both immediately before and after giving effect to the redesignation of the Loan, as though made on and as of that date; and

                  (b) other than matters described in Schedule 4.11, or matters not required as of the Closing Date to be therein described, or matters disclosed by Borrowers and approved in writing by the Requisite Lenders, there is not any pending or threatened in writing action, suit, proceeding or investigation against or affecting Borrowers or any of their Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect.

      4. This Request for Redesignation is executed on _______________, _____ by a Responsible Official of the Borrowers. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct.

                                          JAKKS PACIFIC, INC.
                                          FLYING COLORS TOYS, INC.
                                          ROAD CHAMPS, INC.
                                          PENTECH INTERNATIONAL INC.



                                          By:___________________________________

                                          Title:________________________________
                                          of each of the foregoing

----------

(2)   Specify whether 1, 2, 3 or 6-month Eurodollar Period.


                                       2